Exhibit 10.1

_______________________________________________________________
LOAN AGREEMENT

Dated as of March 27, 2015

between

ARC NYC123WILLIAM, LLC
as Borrower,

CAPITAL ONE, NATIONAL ASSOCIATION
as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

and

the LENDERS party hereto
_________________________________________________________________

1

Page(s)

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION 1

1.1	Specific Definitions 1

1.2	Principles of Construction 22

2.	GENERAL LOAN TERMS 23

2.1	The Loan 23

2.2	Interest; Monthly Payments 23

2.3	Loan Repayment 28

2.4	Intentionally Omitted 29

2.5	Intentionally Omitted 29

2.6	Payments and Computations 29

2.7	Swap Agreements 30

2.8	Fee Letter 32

2.9	Extension Option 32

2.10	Pro Rata Treatment 33

2.11	Minimum Amounts; Maximum Frequency 33

2.12	Certain Notices 33

2.13	Intentionally Omitted 33

2.14	Sharing of Payments, Etc 34

2.15	Yield Protection; Etc 34

3.	CASH MANAGEMENT AND RESERVES 38

3.1	Cash Management Arrangements. 38

3.2	Intentionally Omitted 38

3.3	Taxes and Insurance 38

3.4	Debt Service Account 39

3.5	Operating Expense Account and Capital Expense Account 39

3.6	Casualty/Condemnation Account 40

3.7	Security Deposits 40

3.8	Cash Collateral Account 40

3.9	Intentionally Omitted 41

3.10	Grant of Security Interest; Application of Funds 41

4.	REPRESENTATIONS AND WARRANTIES 41

4.1	Organization; Special Purpose 41

4.2	Proceedings; Enforceability 42

4.3	No Conflicts 42

4.4	Litigation 42

4.5	Agreements 42

4.6	Title 42

4.7	No Bankruptcy Filing 43

4.8	Full and Accurate Disclosure 43

4.9	Tax Filings 44

i

(continued)

4.10	No Plan Assets 44

4.11	Compliance 44

4.12	Contracts 45

4.13	Federal Reserve Regulations; Investment Company Act 45

4.14	Easements; Utilities and Public Access 45

4.15	Physical Condition 45

4.16	Leases 46

4.17	Fraudulent Transfer 46

4.18	Ownership of Borrower 46

4.19	Purchase Options 47

4.20	Management Agreement 47

4.21	Hazardous Substances 47

4.22	Name; Principal Place of Business 47

4.23	Other Debt 47

4.24	Borrower’s Required Equity Contribution 47

4.25	Own Behalf; For Own Account 48

4.26	Anti-Money Laundering/International Trade Law Compliance 48

5.	COVENANTS 49

5.1	Existence 49

5.2	Taxes and Other Charges 49

5.3	Access to Property 50

5.4	Repairs; Maintenance and Compliance; Alterations 50

5.5	Performance of Other Agreements 51

5.6	Cooperate in Legal Proceedings 51

5.7	Further Assurances 51

5.8	Environmental Matters 51

5.9	Title to the Property 51

5.10	Leases 51

5.11	Estoppel Statement 53

5.12	Property Management 54

5.13	Special Purpose Entity 55

5.14	Change in Business or Operation of Property 55

5.15	Debt Cancellation 55

5.16	Affiliate Transactions 55

5.17	Zoning 55

5.18	No Joint Assessment 55

5.19	Principal Place of Business 55

5.20	Change of Name, Identity, Fiscal Year or Structure 55

5.21	Indebtedness 56

5.22	Licenses 56

5.23	Compliance with Restrictive Covenants, Etc 56

5.24	ERISA 56

5.25	Prohibited Transfers 57

5.26	Liens 59

(continued)

5.27	Dissolution 59

5.28	Expenses 59

5.29	Indemnity 60

5.30	Patriot Act Compliance 61

5.31	Borrower Accounts 61

5.32	Labor Relations 62

5.33	Intentionally Omitted 62

5.34	Deliverables to Administrative Agent 62

5.35	Post-Closing Requirements 62

6.	NOTICES AND REPORTING 63

6.1	Notices 63

6.2	Borrower Notices and Deliveries 64

6.3	Financial Reporting 64

6.4	Platform 66

7.	INSURANCE; CASUALTY; AND CONDEMNATION 67

7.1	Insurance 67

7.2	Casualty 71

7.3	Condemnation 71

7.4	Application of Proceeds or Award 72

8.	DEFAULTS 74

8.1	Events of Default 74

8.2	Remedies 75

9.	SALE OF NOTE 77

10.	ADMINISTRATIVE AGENT 77

10.1	Appointment, Powers and Immunities 77

10.2	Reliance by Administrative Agent 79

10.3	Defaults 79

10.4	Rights as a Lender 86

10.5	Standard of Care; Indemnification 86

10.6	Non-Reliance on Administrative Agent and Other Lenders 88

10.7	Failure to Act 88

10.8	Resignation of Administrative Agent 89

10.9	Consents Under Loan Documents 90

10.10	Authorization 92

10.11	Administrative Fee 92

10.12	Defaulting Lenders 92

10.13	Liability of Administrative Agent 96

10.14	Transfer of Agency Function 96

10.15	Administrative Agent May File Proofs of Claim 96

(continued)

10.16	USA Patriot Act Notice; Compliance 97

10.17	Several Obligations; No Liability, No Release 97

10.18	No Reliance on Administrative Agent’s Customer Identification Program 98

10.19	Lenders with Titles 98

10.20	Arranger; Bookrunner 98

10.21	ERISA Representations 98
10.22 Lender’s Right to Request Evidence of Insurance……………………………...    …... 99

10.23	Amendments and Modifications to Article 10 99

10.24	Article 10 Generally 99

11.	MISCELLANEOUS 99

11.1	Exculpation 99

11.2	Brokers and Financial Advisors 101

11.3	Survival 101

11.4	Administrative Agent’s Discretion 102

11.5	Governing Law 102

11.6	Modification, Waiver in Writing 103

11.7	Trial by Jury 103

11.8	Headings/Exhibits 104

11.9	Severability 104

11.10	Preferences 104

11.11	Waiver of Notice 104

11.12	Remedies of Borrower 104

11.13	Prior Agreements 105

11.14	Offsets, Counterclaims and Defenses 105

11.15	Publicity 105

11.16	No Usury 105

11.17	Conflict; Construction of Documents 106

11.18	No Third Party Beneficiaries 106

11.19	No Advisory or Fiduciary Responsibility 106

11.20	Assignments and Participations 107

11.21	Set-Off 113

11.22	Counterparts 113

11.23	Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees 113

11.24	Cooperation with Syndication 113

11.25	Severance of Loan 114

11.26	Confidentiality 115

(continued)

Schedule 1 -    Intentionally Omitted
Schedule 2 -    Exceptions to Representations and Warranties
Schedule 3 -    Rent Roll
Schedule 4 -    Organization of Borrower
Schedule 5  -    Definition of Special Purpose Entity
Schedule 6 -    List of Commitments and Proportionate Shares

Exhibit A -    Additional Advance Conditions
Exhibit B -    Form of Request for Additional Advance
Exhibit C -    Form of Compliance Certificate
Exhibit D - Form of Subordination, Non-disturbance and Attornment Agreement
Exhibit E - Form of Assignment and Assumption

v

LOAN AGREEMENT

LOAN AGREEMENT dated as of March 27, 2015 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between ARC NYC123WILLIAM, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Borrower”), CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent (together with its successors and assigns in such capacity and any replacement administrative agent appointed pursuant hereto, “Administrative Agent”) and in its capacity as the sole lead arranger and sole bookrunner (in such capacities, “Sole Lead Arranger” and “Sole Bookrunner,” respectively), and the lenders party hereto (each, a “Lender”, collectively, the “Lenders”).

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1    Specific Definitions. The following terms have the meanings set forth below:
Additional Advance: the meaning set forth in Section 2.1(b).
Additional Transfer: the meaning set forth in Section 11.20.7.
Administrative Agent: the meaning set forth in the Preamble.
Administrative Questionnaire: an Administrative Questionnaire in a form supplied by Administrative Agent.
Advanced Amount: the meaning set forth in Section 10.12.2.
Administrative Fee: means the administrative fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.
Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
Agent Parties: the meaning set forth in Section 6.4.3.
Agent’s Consultant: the meaning set forth in Section 5.8.1.
Annual Budget: the meaning set forth in Section 6.3.5.
Anti-Terrorism Laws: the meaning set forth in Section 4.26.
Applicable Lending Office: means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

Exhibit 10.1

Applicable Margin: two and one quarter of one percent (2.25%).
Appraisal: an appraisal of the Property, contracted by Administrative Agent and paid for by Borrower, prepared by an independent third-party MAI appraiser certified in the State in which the Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and otherwise in form and substance reasonably satisfactory to Administrative Agent.
Approved Annual Budget: the meaning set forth in Section 6.3.5.
Approved Capital Budget: the meaning set forth in Section 6.3.5.
Approved Capital Expenses: during a Cash Management Period, Capital Expenses incurred by Borrower, which are either (i) included in the Approved Capital Budget for the current calendar month or (ii) otherwise reasonably approved by Administrative Agent.
Approved Fund: shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans on commercial real estate and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Approved Lease: a Lease entered into in accordance with the terms of this Agreement which has been approved by Administrative Agent in its reasonable discretion or which does not require the approval of Administrative Agent pursuant to the terms hereof.
Approved Leasing Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower or Guarantor (unless such Affiliate has been previously approved by Administrative Agent) in connection with leasing space at the Property pursuant to Approved Leases, including brokerage commissions and tenant improvements, which expenses are (a) specifically approved by Administrative Agent in connection with approving the applicable Approved Lease or are otherwise approved by Administrative Agent in its reasonable discretion, in writing, and (b) are substantiated by executed Lease documents and brokerage agreements in form reasonably acceptable to Administrative Agent.
Approved Operating Budget: the meaning set forth in Section 6.3.5.
Approved Operating Expenses: during a Cash Management Period, operating expenses incurred by Borrower which (i) are included in the Approved Operating Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or (iii) have been approved by Administrative Agent in its reasonable discretion.
Assignment and Assumption: an Assignment and Assumption duly executed by the parties thereto, in substantially the form of Exhibit E attached hereto.

Exhibit 10.1

Assignment of Leases and Rents: the meaning set forth in the definition of Loan Documents.
Available Cash: the meaning set forth in the Cash Management Agreement.
Award: the meaning set forth in Section 7.3.2.
Bank: Capital One, National Association.
Bankruptcy Proceeding: the meaning set forth in Section 4.7.
Base Rate: for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day.

Base Rate Loans: means Loans that bear interest at rates based upon the Base Rate.
Bifurcation: the meaning set forth in Section 11.25.1.
Borrower: the meaning set forth in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, in the event more than one Person is Borrower hereunder, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of Borrower, or any Indebtedness and/or obligations of any one of them. If Borrower consists of more than one Person, then the word “Borrower” shall mean all such Persons, collectively, and their liability under the Loan Documents shall be joint and several.
Borrower-Related Lender: the meaning set forth in Section 11.20.6.
Borrower’s Recourse Liabilities: the meaning set forth in Section 11.1.
Borrower’s Required Equity Contribution: the meaning set forth in Section 4.24.
Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York City are authorized or required to close by law or executive order.
Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.
Capital One: Capital One, National Association.
Cash Collateral Account: the meaning set forth in Section 3.8.

Exhibit 10.1

Cash Management Accounts: the meaning set forth in Section 3.10.
Cash Management Agreement: that certain Cash Management Agreement, dated as of the date hereof, among Borrower, Administrative Agent and Capital One.
Cash Management Period: the meaning set forth in the Cash Management Agreement.
Casualty: the meaning set forth in Section 7.2.1.
Casualty/Condemnation Account: the meaning set forth in Section 3.6.
Casualty/Condemnation Prepayment: the meaning set forth in Section 2.3.2.
CEA: the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
CFTC: the Commodity Futures Trading Commission.
Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
CIP Regulations: the meaning set forth in Section 10.18.
Clearing Account: the meaning set forth in Section 3.1.
Clearing Account Agreement: that certain Deposit Account Control Agreement, dated as of the date hereof, between Capital One, National Association as Clearing Bank, Administrative Agent, for the benefit of the Lenders, as the secured party thereunder, and Borrower, as the same may be amended, modified, supplemented, or modified from time to time in accordance with this Agreement.
Clearing Bank: the meaning set forth in Section 3.1.
Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Exhibit 10.1

Commitment: as to each Lender, the obligation of such Lender to make a Loan in an aggregate amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 6 attached hereto under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 11.20, as specified in the respective Assignment and Assumption (consented to by Administrative Agent and, if applicable, Borrower, in accordance with Section 11.20) pursuant to which such assignment is effected, in either case, as such percentage may be modified by any Assignment and Assumption (consented to by Administrative Agent and, if applicable, Borrower, in accordance with Section 11.20).
Communications: the meaning set forth in Section 6.4.3.
Competitor: means a Person, other than a Lender or an Affiliate of a Lender, which is primarily engaged in the business of acquiring assets of a similar size, type and quality as Guarantor in the New York metropolitan area and is reasonably perceived by Borrower to be a direct competitor of Guarantor, including, without limitation, as of the date hereof, SL Green Realty Corp., Paramount Group Inc., Empire State Realty Trust, Reckson Associates Realty Corp., Brookfield Asset Management Inc., Vornado Realty Trust, and each of their respective Affiliates.

Compliance Authority: the meaning set forth in Section 4.26.
Compliance Certificate: a certificate executed by Borrower in the form of Exhibit C attached hereto.
Condemnation: the meaning set forth in Section 7.3.1.
Connection Income Taxes: means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Continue, Continuation and Continued: the continuation pursuant to Section 2.15 of (a) a LIBOR-based Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.
Control and Controlling: with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.
Convert, Conversion and Converted: a conversion pursuant to Section 2.15 of one Type of Loans into another Type of Loans.
Covered Entity: the meaning set forth in Section 4.26.
Debt: the unpaid Principal, all interest accrued and unpaid thereon, and all due and unpaid fees and other sums due to Lenders with respect to the Loan or under any Loan Document, and any and all obligations of Borrower and/or its Affiliates pursuant to any Secured Swap Agreement.

Exhibit 10.1

Debt Service: on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.
Debt Service Account: the meaning set forth in Section 3.4.
Debt Yield: as of any determination date, the aggregate amount of Net Operating Income from the Property for the calendar quarter most recently ended, annualized, divided by the aggregate Principal amount of the Loan outstanding as of the date of determination.
Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.
Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable Legal Requirements, or (ii) four percent (4%) above the Interest Rate applicable at the time of determination of the Default Rate.
Defaulting Lender: the meaning set forth in Section 10.12.1.
Deposit Account: the meaning set forth in Section 3.1.
Deposit Bank: Capital One, or such other bank or depository selected by Administrative Agent in its reasonable discretion and approved by Borrower, which approval shall not be unreasonably conditioned, delayed, or withheld.
Easements: the meaning set forth in Section 4.14.
Eligible Account: a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with Capital One or such other federal or state-chartered depository institution or trust company which complies with the definition of Eligible Depository Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
Eligible Contract Participant: means an “eligible contract participant” as defined in the CEA and regulations thereunder.
Eligibility Date: means, with respect to Borrower or Guarantor and each swap transaction under a Secured Swap Agreement, the date on which this Agreement or any Loan Document becomes effective with respect to such swap transaction.
Eligible Depository Institution: a depository institution, approved by Administrative Agent, insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A1 by S&P, P1 by Moody’s and F1 by

Exhibit 10.1

Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least A by Fitch and S&P and A2 by Moody’s.
Eligible Institution: means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; (vi) any Affiliate of Capital One, any other Person into which, or with which, Capital One is merged, consolidated or reorganized, or which is otherwise a successor to Capital One by operation of law, or which acquires all or substantially all of the assets of Capital One, any other Person which is a successor to the business operations of Capital One and engages in substantially the same activities, or any Affiliate of any of the foregoing; or (vii) any Affiliate of GECB, any other Person into which, or with which, GECB is merged, consolidated or reorganized, or which is otherwise a successor to GECB by operation of law, or which acquires all or substantially all of the assets of GECB, any other Person which is a successor to the business operations of GECB and engages in substantially the same activities, or any Affiliate of any of the foregoing.
Environmental Laws: means any federal, state or local law (whether imposed by, and including any, statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Substances, including such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Substances, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) the notification or disclosure of releases of Hazardous Substances or other environmental conditions whether or not in connection with a transfer of title to or interest in property.
Equipment: the meaning set forth in the Mortgage.
ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

Exhibit 10.1

ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.
Event of Default: the meaning set forth in Section 8.1.
Excluded Swap Obligation: with respect to Borrower or Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of Guarantor’s guaranty of, or the grant by Borrower or Guarantor of a security interest to secure, such Secured Swap Obligation (or any guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s respective failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guarantor’s guaranty or the grant of such security interest becomes effective with respect to such Secured Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guaranty of a Secured Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Secured Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Secured Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation Liability with respect to each such Person shall only be deemed applicable to (i) the particular Secured Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Secured Swap Obligations constitute Excluded Swap Obligations.
Excluded Taxes: means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.15.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.2.3, amounts

Exhibit 10.1

with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.2.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
Executive Order: the meaning set forth in the definition of Prohibited Person.
Extended Maturity Date: the meaning set forth in Section 2.9.
Extension Fee: the fee payable by Borrower in connection with the extension of the Maturity Date in accordance with Section 2.9 hereof.
Extension Notice: the meaning set forth in Section 2.9.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations (whether final, temporary or proposed) or official interpretations thereof.
Federal Funds Rate: for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as reasonably selected by Administrative Agent.
Fee Letter: means, collectively, the letter agreement, dated the date hereof, among Borrower, Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time, and the letter agreement, dated the date hereof, between Borrower and GECB.
Fiscal Year: the meaning set forth in Section 6.3.1.
Fitch: the meaning set forth in the definition of Rating Agency.
Foreign Lender: (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
Form W-8BEN: means Form W-8BEN of the Department of the Treasury of the United States of America.
Form W-8ECI: means Form W-8ECI of the Department of the Treasury of the United States of America.

Exhibit 10.1

Form W-8IMY: means Form W-8IMY of the Department of the Treasury of the United States of America.
GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
Gap Mortgage: the meaning set forth in the definition of Loan Documents.
Gap Note: that certain Gap Promissory Note, dated as of the date hereof executed by Borrower and made payable to the order of Administrative Agent, in the principal sum of up to $30,975,011.63.
GECB: means GE Capital Bank, a Utah banking corporation.
Government Lists: means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”.
Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
Gross Income: for the applicable period, all rentals, revenues, income and other recurring forms of consideration, received by, or paid to or for the account of or for the benefit of, Borrower resulting from or attributable to the operation, leasing and occupancy of the Property (including any expense reimbursements, utilities, storage rental, laundry rental and other miscellaneous income from the Property, but excluding pre-paid rents and security deposits determined on a cash basis and using for all calculations hereunder the actual vacancy rate of the Property at the time of such calculation. Notwithstanding anything to the contrary in the foregoing, Gross Income shall (a) include (i) any rent, revenue, or income directly attributable to a fully executed Lease that has a date certain rent commencement date that is a date within twelve (12) months of the date on which Gross Income is determined for purposes of calculating Gross Income and (ii) up to twelve (12) months of rent abatements for any Lease and (b) exclude any rent for a Lease that expires less than six (6) months from the date on which Gross Income is determined; provided, however, that if a fully executed Lease has a term that expires less than six (6) months from the date on which Gross Income is calculated but (i) the tenant under such Lease has executed a renewal of such Lease or (ii) a new Lease with respect to the space leased under such Lease has been executed, in either case subject to Administrative Agent’s reasonable right of approval, as applicable, under this Agreement, and such renewed or new Lease has a date certain rent commencement date that is a date within twelve (12) months of the date on which Gross Income

Exhibit 10.1

is being calculated, then the rent, revenue, or income directly attributable to such renewed or new Lease shall be included in Gross Income.
Guarantor: American Realty Capital New York City REIT, Inc., a Maryland corporation.
Guarantor Documents: the meaning set forth in the definition of Loan Documents.
Guaranty of Recourse Obligations: the meaning set forth in the definition of Loan Documents.
Hazardous Substances: means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by‑product thereof, (b) asbestos or asbestos‑containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any flammable, explosive or radioactive substances, (g) lead or lead‑based paint, (h) Mold or (i) any other substance, material, waste or mixture (i) that is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (ii) the presence of which on, under or about the Property requires reporting, investigation or remediation under Environmental Laws, or (iii) that causes a material nuisance on the Property.
Holdback Amount: the meaning set forth in Section 2.1(b).
Improvements: the meaning set forth in the Mortgage.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
Indemnified Liabilities: the meaning set forth in Section 5.29.
Indemnified Party: the meaning set forth in Section 5.29.
Information: the meaning set forth in Section 11.26.
Initial Advance: the meaning set forth in Section 2.1(a).
Insurance Premiums: the meaning set forth in Section 7.1.2.
Insured Casualty: the meaning set forth in Section 7.2.2.
Interest Period: with respect to any LIBOR-based Loan, the period commencing on the date of such LIBOR-based Loan and ending on (but not including) the numerically corresponding day in the calendar month that is one (1) month thereafter except that the first Interest Period under the Loan shall commence on the date hereof and shall end and include March 31, 2015; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding

Exhibit 10.1

Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Loan.
Interest Rate: for any Interest Period, the Applicable Margin plus LIBOR for such Interest Period (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
IRS: the United States Internal Revenue Service.
Late Payment Charge: the meaning set forth in Section 2.6.3.
Lease Termination Payments: (i) all fees, penalties, commissions or other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any bankruptcy proceeding) and (ii) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease.
Leases: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.
Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities applicable to Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.
Lender and Lenders: the respective meanings set forth in the Preamble.
Lender Funding Amount: an advance of the Loan, an unreimbursed Protective Advance or any other amount that a Lender is required to fund under this Agreement.
LIBOR: With respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1) month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page, then LIBOR for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate; provided, that if at any time LIBOR, as

Exhibit 10.1

determined hereby, would be less than zero, it shall be deemed to be zero for purposes of this Agreement.
LIBOR-based Loans: Loans that bear interest at rates based upon LIBOR.
Licenses: the meaning set forth in Section 4.11.
Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Liquid Assets: assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank, reasonably acceptable to Administrative Agent, having net assets of not less than $500,000,000, undrawn amounts under any credit facilities, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.
Loan: the meaning set forth in Section 2.1.
Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing or securing the Loan, including the following, each of which is dated as of the date hereof unless expressly stated herein as otherwise: (i) the Gap Note, (ii) the Consolidated, Amended and Restated Promissory Note, (iii) the Note Splitter Agreement, (iv) all promissory notes made by Borrower to the respective order of the Lenders in the aggregate principal amount equal to the Loan (as context requires and as such promissory note or notes may be split into two or more separate promissory notes so as to evidence the Loan, the “Note” or, collectively, the “Notes”), (v) the Gap Mortgage, Assignment of Leases and Rents and Security Agreement made by Borrower in favor of Administrative Agent for the benefit of the Lenders which covers the Property (the “Gap Mortgage”), (vi) the Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement made by Borrower in favor of Administrative Agent for the benefit of the Lenders which covers the Property (the “Mortgage”), (vii) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Administrative Agent for the benefit of the Lenders, (viii) the Clearing Account Agreement, (ix) the Environmental Indemnity Agreement, made by Guarantor and Borrower in favor of Administrative Agent for the benefit of the Lender (the “Environmental Indemnity”), (x) the Guaranty of Recourse Obligations made by Guarantor in favor of Administrative Agent for the benefit of the Lender (the “Guaranty of Recourse Obligations” and, together with the Environmental Indemnity, collectively, and as replacements of same may be executed and delivered by a Replacement Guarantor pursuant to Section 5.25(b) hereof, the “Guarantor Documents”), and

Exhibit 10.1

(xi) the Cash Management Agreement; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9), and including any Secured Swap Agreement entered into at any time pursuant to this Agreement but specifically excluding any Third Party Swap Agreement.
Loan-To-Value Ratio: as of the date of determination, the ratio, expressed as a percentage, of (a) the then outstanding Principal balance of the Loan to (b) the appraised value of the Property as set forth in a current Appraisal of the Property commissioned by Administrative Agent at Borrower’s expense.
London Banking Day: any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
Major Lease: any Lease which covers twenty five thousand (25,000) or more rentable square feet of the Improvements and any Lease with a Major Tenant.
Major Tenant: any tenant under either a Major Lease, or under one or more Leases (leased by such tenant and/or its Affiliates), which when taken together cover in the aggregate twenty five thousand (25,000) or more rentable square feet of the Improvements.
Majority Lenders: means Lenders holding at least sixty six and two thirds of one percent (66 2/3%) of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least sixty six and two thirds of one percent (66 2/3%) of the Commitments, provided that in determining such percentage at any given time, the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders, provided further, if there are only two (2) Lenders, Majority Lenders shall mean all Lenders that are not Defaulting Lenders (the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders).
Management Agreement: the management agreement between Borrower and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.
Manager: Talpiot Management, LLC, a Delaware limited liability company, d/b/a East End Realty, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12.
Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $1,000,000; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or

Exhibit 10.1

entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.
Maturity Date: March 27, 2017, as the same may be extended to the Extended Maturity Date pursuant to Section 2.9, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein provided, whether by declaration of acceleration or otherwise.
Minimum Sale Price: the meaning set forth in Section 10.3.6.
Mold: means fungus, mold, mildew or other biological agents, in each case the presence of which may adversely affect human health or the environment or adversely affect the Property in any material respect.
Moody’s: the meaning set forth in the definition of Rating Agency.
Mortgage: the meaning set forth in the definition of Loan Documents.
Net Operating Income: the amount, if any, by which the Gross Income during the applicable period exceeds the Operating Expenses during such measured period.
Net Worth: as of a given date, (x) the total assets of any Person as of such date less (y) such Person’s total liabilities as of such date, determined in accordance with generally accepted accounting principles, consistently applied.
Non-Pro Rata Advance: a Protective Advance or a disbursement under the Loans with respect to which fewer than all Lenders have funded their respective Proportionate Shares in breach of their obligations under this Agreement.
Non-Qualifying Party: Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
Note: the meaning set forth in the definition of Loan Documents.
Notice: the meaning set forth in Section 6.1.
Notice of Default: the meaning set forth in Section 10.3.
NYCOP: New York City Operating Partnership, L.P., a Delaware limited partnership.
O&M Plan: That certain Operations and Maintenance (O&M) Plan prepared by Nova Consulting Group, Inc., dated January 26, 2015, regarding the Property.
OFAC: the meaning set forth in the definition of “Government Lists”.
Officer’s Certificate: a certificate delivered to Administrative Agent by Borrower which is signed by a senior executive officer, member, partner or other representative of Borrower

Exhibit 10.1

reasonably acceptable to Administrative Agent and in form reasonably satisfactory to Administrative Agent in all respects.
Operating Expense Account: the meaning set forth in Section 3.5.
Operating Expenses: the greater of (a) normal operating expenses for the Property as reasonably calculated by Administrative Agent or (b) actual operating expenses for the twelve (12) months immediately preceding the date of calculation (annualized if fewer than twelve (12) months and until the date which is twelve (12) months from the date hereof), including, in either case, (i) a monthly accrual for (A) management fees of the greater of (I) three percent (3%) of rental income (to the extent not actually paid) and (II) actual management fees, (B) an amount equal to $136,250.00 annually (or $11,354.17 for purposes of calculating monthly Operating Expenses), and (C) insurance and property taxes and other reserves (without double counting if amounts were paid from such reserves), but without deduction for depreciation, amortization and other non-cash expenses and debt service.
Other Charges: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
Other Connection Taxes: with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15.6).
Participant: the meaning set forth in Section 11.20.3(a).
Participation Register: the meaning set forth in Section 11.20.3(c).
Patriot Act: the meaning set forth in Section 5.30.
Payment Date: the first day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter.

Exhibit 10.1

Permitted Encumbrances: (i) the Liens created by the Loan Documents and any Secured Swap Agreement, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded (per Legal Requirements that result in the release of such Lien as against the Property) or discharged within 30 days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Administrative Agent approves in writing in Administrative Agent’s discretion.
Permitted Indebtedness: the meaning set forth in Section 5.21.
Permitted Investments: means any of the following types of investments:

(a)     readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)    demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii)(A) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (C) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)    commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grad) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)    investments in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
Permitted Transfers: the meaning set forth in Section 5.25.

Exhibit 10.1

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Pfandbriefe Pledge: the meaning set forth in Section 11.20.7.
Pfandbriefe Transfer: the meaning set forth in Section 11.20.7.
Pfandbriefe-Transferred Interest: the meaning set forth in Section 11.20.7.
Pfandbriefe Trustee: the meaning set forth in Section 11.20.7.
Plan: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
Platform: the meaning set forth in Section 6.4.1.
Pledging Lender: the meaning set forth in Section 11.20.7.
Policies: the meaning set forth in Section 7.1.2.
Post-Foreclosure Plan: the meaning set forth in Section 10.3.6.
Prime Rate: means the rate of interest from time to time announced by Capital One at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Capital One to any customer and such rate is set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by Capital One shall take effect at the opening of business on the day specified in the announcement of such change.
Principal: the meaning set forth in Section 2.1.
Proceeds: the meaning set forth in Section 7.2.2.
Prohibited Person: shall mean any Person:
(i)    listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
(ii)    that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

Exhibit 10.1

(iii)    with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(iv)    who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;
(v)    that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;
(vi)    that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);
(vii)    that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002;
(viii)    that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act; or
(ix)    who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.
Property: the parcel of real property and Improvements thereon encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Mortgage and referred to therein as the Mortgaged Property. The Property is located at 123 William Street in the City, County, and State of New York.
Proportionate Share: with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule 6 attached hereto under the caption “Proportionate Share” or in the Assignment and Assumption (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be modified in the most recent Assignment and Assumption (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal one hundred percent (100%).
Proposed Lease: the meaning set forth in Section 5.10.3.
Protective Advances: the meaning set forth in Section 10.3.2.
Public Lender: the meaning set forth in Section 6.4.2.

Exhibit 10.1

Qualified Carrier: the meaning set forth in Section 7.1.1.
Qualified Equityholder: (i) Guarantor or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, real estate investment trust, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) owns or has under management total assets in excess of Two Hundred Fifty Million Dollars ($250,000,000) and, except with respect to a pension advisory firm or similar fiduciary, capital and statutory surplus or shareholder’s equity in excess of Fifty Million Dollars ($50,000,000) (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating comparable properties in major metropolitan areas or (iii) any other Person reasonably approved by Administrative Agent and the Required Lenders.
Qualified Special Servicer: the meaning set forth in Section 10.3.11.
Rating Agency: each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Administrative Agent.
Reference Banks: major banks in the London interbank market selected by Administrative Agent.
Register: the meaning set forth in Section 11.20.8.
Remedial Work: the meaning set forth in Section 5.8.2.
Rent Roll: the meaning set forth in Section 4.16.
Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
Replacement Guarantor: the meaning set forth in Section 5.25(b).
Reportable Compliance Event: the meaning set forth in Section 4.26.

Exhibit 10.1

Request for Advance: a request for an advance of all or a portion of the Holdback Amount in the form of Exhibit B attached hereto.
Reset Date: the first day of each Interest Period.
Restoration: the meaning set forth in Section 7.4.1.
S&P: the meaning set forth in the definition of Rating Agency.
Sanctioned Country: the meaning set forth in Section 4.26.
Sanctioned Person: the meaning set forth in Section 4.26.
Secondary Accounts: the meaning set forth in Section 3.1.
Secured Swap Agreement: the meaning set forth in Section 2.7.1.
Secured Swap Obligations: the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.
Security Deposit Account: the meaning set forth in Section 3.7.
Servicing Fees: the meaning set forth in Section 10.3.11.
Senior Loans: the meaning set forth in Section 10.12.8.
Significant Casualty: the meaning set forth in Section 7.2.2.
Sole Bookrunner: the meaning set forth in the Preamble.
Sole Lead Arranger: the meaning set forth in the Preamble.
Special Advance Lender: the meaning set forth in Section 10.12.1.
Special Purpose Entity: the meaning set forth in Section 5.13.
Special Servicing Event: the meaning set forth in Section 10.3.11.
Springing Recourse Event: the meaning set forth in Section 11.1.
State: the state in which the Property is located.
Subsidiary Transfer: the meaning set forth in Section 5.25(a).
Syndication: the meaning set forth in Section 11.24.
Target Loan Amount: the meaning set forth in Section 10.3.6.
Tax and Insurance Account: the meaning set forth in Section 3.3.

Exhibit 10.1

Tank: the meaning set forth in the Environmental Indemnity.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents and any Secured Swap Agreement.
Third Party Swap Agreement: the meaning set forth in Section 2.7.1.
Title Insurance Policy: the ALTA mortgagee title insurance policy in the form acceptable to Administrative Agent issued with respect to the Property and insuring the Lien of the Mortgage.
Transfer: (i) any sale, conveyance, transfer, lease, lien, pledge, mortgage, security interest, assignment or other hypothecation, encumbrance or alienation, whether by law or otherwise, of, on, in or affecting (x) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (y) any direct or indirect legal or beneficial interest in Borrower (including any profit interest), or (ii) any change of Control of Borrower.
Type: the meaning set forth in Section 2.1(c).
UCC: the Uniform Commercial Code as in effect in the State of New York.
Unpaid Amount: the meaning set forth in Section 10.12.2.
USD-LIBOR-Reference Banks: With respect to any Interest Period, the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the Reset Date for such Interest Period to prime banks in the London interbank market for a period of one month, two months or three months, as elected by Borrower pursuant to Section 2.4, commencing on that Reset Date and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.4. Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two (2) such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. Notwithstanding the foregoing, if fewer than two (2) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of one month, two months or three months, as elected by Borrower pursuant to Section 2.4, commencing on that Reset Date, and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.4.
U.S. Borrower: any Borrower that is a U.S. Person.

Exhibit 10.1

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: the meaning assigned to such term in paragraph (f) of Section 2.2.3.
Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.
Withholding Agent: means Borrower or Administrative Agent.
Zoning Letter: the meaning set forth in Section 4.11.
Zoning Report: the meaning set forth in Section 4.11.
1.2    Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2.	GENERAL LOAN TERMS
2.1    The Loan. Each Lender severally agrees to make its Proportionate Share of the loan (the “Loan”) to Borrower in the original principal amount (the “Principal”) of up to One Hundred Ten Million and 00/100 Dollars ($110,000,000.00), which shall mature on the scheduled Maturity Date.
(a) On the date hereof, Lenders have advanced a portion of the Principal amount of the Loan in the amount of Ninety Six Million and 00/100 Dollars ($96,000,000.00) (the “Initial Advance”). Borrower acknowledges receipt of the Initial Advance, the proceeds of which are being and shall be used to (i) acquire the Property and (ii) pay transaction costs. Any excess proceeds, if

Exhibit 10.1

any, may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.
(b) Each Lender shall hold back its Proportionate Share of a portion of the Loan in the aggregate equal to Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Holdback Amount”), which shall be advanced only in accordance with this Agreement and upon, in each instance, Borrower’s satisfaction of the advance conditions set forth in Exhibit A (each such advance, an “Additional Advance”). The proceeds of each Additional Advance shall be used by Borrower for any lawful purpose; provided, however, that notwithstanding anything contained in this Agreement or any Loan Document to the contrary, Borrower agrees that no portion of the Loan will be made in consideration of any promise by Borrower to make any improvement to the Property. Neither this Agreement nor any Loan Document shall in any way constitute a “building loan contract” as defined in the Lien Law of the State of New York.
(c)    Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a LIBOR-based Loan, each of which constitutes a Type.
2.2    Interest; Monthly Payments.
2.2.1    Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the unpaid outstanding Principal of the Loan from the date hereof through and including March 31, 2015. On May 1, 2015 and each Payment Date thereafter to but excluding the Maturity Date, Borrower shall pay interest on the unpaid outstanding Principal which has accrued through the last day of the Interest Period immediately preceding such Payment Date. All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Maturity Date), Borrower shall pay interest through the date of repayment.
2.2.2    Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable Legal Requirements.
2.2.3    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable

Exhibit 10.1

under this Section) Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.20.3(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.2.3, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to

Exhibit 10.1

determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.3(f) (ii)(1), (ii)(2) and (ii)(3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:
(a)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(b)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

i.	executed originals of Form W-8ECI;
ii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Form W-8BEN; or
iii.to the extent a Foreign Lender is not the beneficial owner, executed originals of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender

Exhibit 10.1

is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
iv.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
v.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.3 (including by the payment of additional amounts pursuant to this Section 2.2.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would

Exhibit 10.1

place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.2.3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.2.4    Breakage Indemnity. Borrower shall upon request pay to Administrative Agent for account of each Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of each Lender) to compensate it for any loss, cost or expense that such Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of:
(a)    any payment or prepayment of a LIBOR-based Loan or any portion thereof made on a date other than a Payment Date for any reason (including, without limitation, the acceleration of such a LIBOR-based Loan pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article VIII);
(b)    any Conversion of a LIBOR-based Loan to a Base Rate Loan pursuant to this Agreement;
(c)    any default after notice and cure rights in payment or prepayment of the Principal or any part thereof or interest accrued thereon with respect to a LIBOR-based Loan, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise); or
(d)    any failure by Borrower for any reason to borrow a LIBOR-based Loan from such Lender on the date for such borrowing specified in any Request for Advance.
Notwithstanding the foregoing, Borrower’s obligations in this Section 2.2.4 shall be limited to compensating each Lender for costs related to the breakage of a LIBOR-based Loan. Administrative Agent or any Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.4, which statement shall be binding and conclusive absent manifest error.
2.2.5    Auto Debit. Borrower hereby agrees that it shall at all times maintain its operating account at Capital One. Borrower hereby authorizes Administrative Agent to automatically debit Borrower’s designated operating account maintained by Borrower for the payment of monthly interest payments and fees due on each Payment Date pursuant to the Loan Agreement  and for no other purposes; provided that if sufficient funds are not available in such account for any such payment, it shall not constitute an Event of Default unless Borrower has failed to pay the full amount of such payment when due (subject to any applicable cure or grace period).

Exhibit 10.1

Debits for monthly interest payments shall be made on each Payment Date as aforesaid unless other arrangements are agreed to in writing.  In no event shall any amounts be automatically debited as provided herein during a Cash Management Period.
2.3    Loan Repayment.
2.3.1    Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Administrative Agent as follows in the following order of priority: First, any amounts then due and owing under the Loan Documents; Second, accrued and unpaid interest at the Interest Rate; and Third, on a pari passu basis, to Principal and to any amounts due under any Secured Swap Agreement. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Administrative Agent shall elect in Administrative Agent’s discretion.
2.3.2    Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Administrative Agent and any Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and if such Casualty/Condemnation Payment is made on any date other than a Payment Date, then such Casualty/Condemnation Payment shall include interest accrued through the date of repayment. Unless agreed to by Administrative Agent and Borrower, notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.
2.3.3    Optional Prepayments. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to prepay all or any portion of the Principal in an amount no less than and in multiples of Fifty Thousand Dollars ($50,000.00) provided that Borrower gives Administrative Agent at least fifteen (15) Business Days prior written notice thereof. If any such prepayment is not made on a Payment Date, Borrower shall pay interest accrued on such prepaid Principal through the date of repayment.
2.4    Intentionally Omitted.
2.5    Intentionally Omitted.

Exhibit 10.1

2.6    Payments and Computations.
2.6.1    Making of Payments. Each payment by Borrower shall be made in U.S. dollars immediately available to Administrative Agent by 11:00 a.m., New York City time, on the date such payment is due, to Administrative Agent for the account of the Lenders by deposit to such account as Administrative Agent may designate by written notice to Borrower; provided that if Administrative Agent is auto debiting any such amounts pursuant to Section 2.2.5 or there is a Cash Management Period, Borrower shall not be responsible for the timing of such payments nor held responsible if any such payments are received by Administrative Agent later than 11:00 a.m. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. All payments (other than the initial funding of the Loan) by any Lender shall be made to Administrative Agent at Administrative Agent’s office not later than 11:00 a.m. New York City time on the day such payment is due.
2.6.2    Computations. Interest and any fees payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day year.
2.6.3    Late Payment Charge. Unless waived by the Lenders in writing, if any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due after any applicable grace and notice period have expired, Borrower shall pay to Administrative Agent for the account of the Lenders upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements (the “Late Payment Charge”), in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents. Notwithstanding anything to the contrary in this Agreement, provided no Event of Default has occurred and is continuing, Borrower shall have: (a) two (2) separate and individual five (5) day grace periods per rolling twelve (12) month period in order to pay any interest due hereunder which Borrower has failed to pay when due and (b) a ten (10) day grace period in order to pay any fees (other than any Late Payment Charge) due hereunder or under any other Loan Document which Borrower has failed to pay when due, and Administrative Agent shall notify Borrower of the lapse of each grace period provided above in clauses (a) and (b), provided that Administrative Agent’s failure to provide any such notice shall not create or extend any grace period provided herein. The grace periods provided above in clauses (a) and (b) do not extend nor are they duplicative of or in addition to any applicable grace period otherwise provided in this Agreement or any Loan Document.
2.6.4    Forwarding of Payments by Administrative Agent. Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent (i) if received by Administrative Agent before 11:00 a.m. New York City time, on the same Business

Exhibit 10.1

Day, and (ii) if received by Administrative Agent after 11:00 a.m. New York City time, on the next Business Day, to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made. Any amount not timely remitted by the Administrative Agent shall bear interest at the Federal Fund Rate for which Administrative Agent (and not Borrower) shall be liable.
2.7    Swap Agreements.
2.7.1    Borrower may, at its sole option, hedge the floating interest expense of the Loan for any portion of the term of the Loan by maintaining one or more “swap agreements” (as defined in 11 U.S.C. § 101) with Administrative Agent or its Affiliate (a “Secured Swap Agreement”), or one or more rate cap agreements or, subject to the reasonable approval of Administrative Agent in writing, “swap agreements” (as defined in 11 U.S.C. § 101) with another financial institution (a “Third Party Swap Agreement”), in an aggregate notional amount equal to all or any portion of the outstanding Principal balance of the Loan originally scheduled to be outstanding over such term when the Secured Swap Agreement or Third Party Swap Agreement is executed, all upon terms and subject to such conditions as shall be reasonably acceptable to Administrative Agent (or if such transactions are pursuant to a Third Party Swap Agreement, all upon terms and subject to such conditions as shall be reasonably approved by Administrative Agent in writing).
2.7.2    If the financial institution that is the counter party to a Third Party Swap Agreement has at minimum a long term, unsecured and unsubordinated debt rating of at least A- by S&P and A3 by Moody’s, the Third Party Swap Agreement shall be deemed approved by the Administrative Agent. In the event of any downgrade, withdrawal or qualification of the rating of such financial institution below A- by S&P or A3 by Moody’s, Borrower shall replace the Third Party Swap Agreement then in effect with a replacement Secured Swap Agreement or Third Party Swap Agreement meeting the requirements of this Section 2.7 not later than fifteen (15) Business Days after learning of such downgrade, withdrawal or qualification.
2.7.3    Subject to the approval of all of the Lenders, which approval shall not be required if all of the Lenders participate as the counterparties in any Secured Swap Agreement, all of Borrower’s obligations under any Secured Swap Agreement shall be secured by the lien of the Mortgage on a pari passu basis with the Loans and other sums evidenced or secured by the Loan Documents. Borrower’s interest in any Secured Swap Agreement or Third Party Swap Agreement shall be assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation reasonably satisfactory to Administrative Agent in form and substance, and, in the case of any Third Party Swap Agreement, the counterparty to such Third Party Swap Agreement must have executed and delivered to Administrative Agent an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to (a) pay directly into the Clearing Account all sums payable by such counterparty pursuant to the Third Party Swap Agreement (and applied in the same manner as Rents under Article 3) and (b) provide Administrative Agent with the ability to cure any Borrower defaults under such Third Party Swap Agreement and to maintain such Third Party Swap Agreement in full force and effect after the occurrence of any Borrower

Exhibit 10.1

default or other termination event thereunder caused by Borrower, and shall otherwise be reasonably satisfactory to Administrative Agent in form and substance.
2.7.4    Borrower shall promptly execute and deliver to Administrative Agent such confirmations and agreements as may be reasonably requested by Administrative Agent in connection with any Secured Swap Agreement.
2.7.5    Subject to the express obligations of Administrative Agent or any Affiliate thereof with respect to any Secured Swap Agreement, Borrower agrees that neither Administrative Agent nor any Lender shall have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Secured Swap Agreement or Third Party Swap Agreement (including any duty to provide or arrange any Secured Swap Agreement or Third Party Swap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Third Party Swap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Secured Swap Agreement or Third Party Swap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.
2.7.6    All payments made by the counterparty to any Third Party Swap Agreement shall be deposited into the Deposit Account and applied in the same manner as Rents are applied under Section 3.
2.7.7    Any Secured Swap Agreements are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Secured Swap Agreement, and any payoff statement from Administrative Agent relating to the Loan shall not apply to such Secured Swap Agreement except as otherwise expressly provided in such payoff statement.
2.7.8    Intentionally Omitted.
2.7.9    Borrower shall, at its sole cost and expense, provide Administrative Agent with such additional title insurance coverage and endorsements to the title policy (or, if such additional title insurance is not available by endorsement, Borrower shall provide separate title insurance policies with respect thereto) as Administrative Agent shall reasonably require in connection with any Secured Swap Agreement provided by Administrative Agent under this Section 2.7.9.
2.7.10    Notwithstanding anything to the contrary contained herein, (i) no Secured Swap Obligations shall be paid (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to Administrative Agent in favor of the Lenders) with amounts received from any Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of any Non-Qualifying Party’s collateral if such Secured Swap Obligations would constitute Excluded

Exhibit 10.1

Swap Obligations as to such Non-Qualifying Party; provided, however, that to the extent possible, and not inconsistent with applicable law, appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from Borrower and/or Guarantors, if they are Eligible Contract Participants with respect to such Secured Swap Obligations, to preserve the allocation to Borrower’s obligations otherwise set forth herein, and (ii) none of the collateral pledged by Borrower or Guarantor shall secure any Excluded Swap Obligations with respect to Borrower or Guarantor.
2.8    Fee Letter.    Borrower shall pay to Administrative Agent, Sole Lead Arranger and Sole Bookrunner for their own respective accounts fees in the amounts and at the times specified in the Fee Letter; provided, that such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.9     Extension Option.
(a)    Borrower shall have the one-time right, at its option, to extend the Term until (i) March 27, 2018 (the “Extended Maturity Date”) by giving notice of such extension (the “Extension Notice”) to Administrative Agent at least sixty (60) days but not more than one hundred eighty (180) days prior to the originally scheduled Maturity Date. Upon receipt of such request to extend the Term until the Extended Maturity Date, Administrative Agent will promptly confirm to Borrower in writing whether or not the Maturity Date will be so extended, which extension will be granted and confirmation of such extension delivered to Borrower upon the satisfaction of the following conditions:
(iii)    No Default or Event of Default exists at the time such request is made and on the originally scheduled Maturity Date;
(iv)    Borrower delivers to Administrative Agent an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above;
(v)    on the originally scheduled Maturity Date (i) the Loan-To-Value Ratio (based on the as is value of the Property as determined by an updated Appraisal prepared and delivered to Administrative no more than thirty (30) days prior to the originally scheduled Maturity Date) is not more than fifty percent (50%);
(vi)    the Debt Yield shall be greater than or equal to nine percent (9.0%) as of the Calculation Date nearest the date the Extension Notice is given by Borrower to Administrative Agent; and
(vii)    all representations and warranties of Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects at the time of such extension except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; provided, that any representation or warranty made by Borrower or Guarantor which is qualified by materiality or as having or not having a “material adverse effect” or similar language shall be true and correct in all respects.

Exhibit 10.1

(b)    Within five Business Days after receipt of confirmation that the Maturity Date has been extended, Borrower shall pay to Administrative Agent for the account of the Lenders, an extension fee in an amount equal to fifteen one hundredths of one percent (0.15%) of the then-outstanding Principal (the “Extension Fee”). If the Extension Fee is not timely paid, the extension of the Maturity Date shall be void ab initio and Borrower shall have no further right to extend the Maturity Date.
(c)    If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Administrative Agent and Lenders shall have no obligation to extend the Maturity Date hereunder.
2.10    Pro Rata Treatment. Except as otherwise provided herein, (a) Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (b) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (c) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
2.11    Minimum Amounts; Maximum Frequency. Each borrowing of the Holdback Amount permitted under this Agreement shall be in an amount of at least One Million and 00/100 Dollars ($1,000,000.00) and shall be no more frequently than one (1) time per calendar quarter. Borrower shall not be entitled to any borrowings of the Holdback Amount after the initial Maturity Date.
2.12    Certain Notices. Each Request for Advance and the Extension Notice shall be irrevocable by Borrower. In the case of a Request for Advance, Administrative Agent shall notify the Lenders of their respective Proportionate Shares of the amount approved by Administrative Agent.
2.13    Intentionally Omitted.
2.14    Sharing of Payments, Etc.
2.14.1    Sharing. If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 11.21) of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall

Exhibit 10.1

share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
2.14.2    Consent by Borrower. Borrower agrees that any Lender purchasing a direct interest in the Loans may exercise (subject, as among the Lenders, to Section 11.21) all rights of set off, banker’s lien, counterclaim or similar rights with respect to such direct interest as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such direct interests.
2.14.3    Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.14.3 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14.3 to share in the benefits of any recovery on such secured claim.
2.15    Yield Protection; Etc.
2.15.1    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Exhibit 10.1

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
2.15.2    Deposits Unavailable. Anything herein to the contrary notwithstanding, all Loans shall be LIBOR-based Loans but if, on or prior to the determination of LIBOR for any Interest Period:
(a)    Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR-based Loans; or
(b)    the Majority Lenders reasonably determine, and notify Administrative Agent that the relevant rates of interest referred to in the definition of LIBOR are not likely adequate to cover the cost to such Lenders of making or maintaining LIBOR-based Loans for such Interest Period;
then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR-based Loans or to Continue LIBOR-based Loans, and on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR-based Loans, such Loans shall be automatically Converted into Base Rate Loans.

Exhibit 10.1

2.15.3    Illegality. If on or after the date of this Agreement, the adoption of any applicable Legal Requirements, rule or regulation, or any change in any applicable Legal Requirements, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable LIBOR lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Lender (or its LIBOR lending office) to maintain LIBOR-based Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or Continue LIBOR-based Loans shall be suspended until such time as such Lender may again make and maintain LIBOR-based Loans.
2.15.4    Treatment of Affected Loans. If the obligation of any Lender to make LIBOR-based Loans or to Continue LIBOR-based Loans shall be suspended pursuant to Section 2.15.2 or Section 2.15.3, such Lender’s Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.15.3, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.15.2 or Section 2.15.3 that gave rise to such Conversion no longer exist:
(a)    to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Base Rate Loans; and
(b)    all Loans that would otherwise be made or Continued by such Lender as LIBOR-based Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR-based Loans shall remain as Base Rate Loans.
If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 2.15.2 or Section 2.15.3 that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.15.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR-based Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR-based Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and LIBOR-based Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
2.15.5    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.2.3 and Section  2.15.3, then such Lender shall (at the request of Borrower) use reasonable

Exhibit 10.1

efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15.1 or 2.2.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.15.6    Replacement of Lenders. If any Lender requests compensation under Section 2.15.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.3, or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan maintain the Loan, shall be suspended pursuant to Section 2.15.2 or Section 2.15.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15.5, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon ninety (90) calendar days’ notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.20), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15.1 or Section 2.2.3 pursuant to an assignment permitted under Section 11.20) and obligations under this Agreement and the related Loan Documents to an Eligible Institution, subject to Borrower’s reasonable approval if required under Section 11.20, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued, interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.2.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(b)    in the case of any such assignment resulting from a claim for compensation under Section 2.15.1 or payments required to be made pursuant to Section 2.2.3, such assignment will result in a reduction in such compensation or payments thereafter; and
(c)    such assignment does not conflict with applicable Legal Requirements.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

3.	CASH MANAGEMENT AND RESERVES
3.1    Cash Management Arrangements.
3.1.6     On or before the date hereof, Borrower has established an Eligible Account (the “Clearing Account”) maintained by Borrower at Capital One (the “Clearing Bank”) pursuant

Exhibit 10.1

to the Clearing Account Agreement and the Cash Management Agreement. Borrower shall direct all Tenants to deliver Rents to the Clearing Account. Until the commencement of a Cash Management Period, the Clearing Bank shall sweep all funds in the Clearing Account on a daily basis, or as otherwise agreed to by the parties to the Clearing Account Agreement, to Borrower to such account designated by Borrower.
3.1.7     Unless a Cash Management Period is continuing, funds deposited into the Clearing Account pursuant to Section 3.1.1 shall, upon the discontinuance of a Cash Management Period, be swept by the Clearing Bank on a daily basis into Borrower’s operating account at Capital One in accordance with the Cash Management Agreement. If a Cash Management Period is continuing, such funds shall be swept on a daily basis into an Eligible Account at the Deposit Bank controlled by Administrative Agent (the “Deposit Account”), which Deposit Account shall be established by Borrower in accordance with the Cash Management Agreement, and applied and disbursed in accordance with the Cash Management Agreement. Funds in the Deposit Account shall be invested at Administrative Agent’s discretion only in Permitted Investments. In lieu of separate reserve accounts that may be required by this Article 3, Administrative Agent may establish additional other accounts associated with the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such other accounts are referred to herein as “Secondary Accounts”). The Deposit Account and any Secondary Accounts (but not Borrower’s operating account) will be under the sole control and dominion of Administrative Agent for the benefit of the Lenders, and Borrower shall have no right of withdrawal therefrom except as provided in Section 3.1.1, in this Section 3.1.2, and in the Cash Management Agreement before a Cash Management Period and after the discontinuance of a Cash Management Period. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.
3.2    Intentionally Omitted.
3.3    Taxes and Insurance. During a Cash Management Period, a portion of the Rents that have been deposited into the Deposit Account during the immediately preceding Interest Period shall be used to pay for, in accordance with the Cash Management Agreement, (a) Taxes that Administrative Agent estimates will be payable during the next twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (b) the Insurance Premiums that Administrative Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be deposited into a separate Secondary Account (the “Tax and Insurance Account”). Provided that no Event of Default has occurred and is continuing, Administrative Agent will (a) apply funds in the Tax and Insurance Account to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1, provided that Borrower has supplied Administrative Agent with notices of all Taxes and Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Taxes in accordance with Section 5.2.
3.4    Debt Service Account. During a Cash Management Period, a portion of the Rents that have been deposited into the Deposit Account during the immediately preceding Interest Period

Exhibit 10.1

shall be used to pay for, in accordance with the Cash Management Agreement, Debt Service (the “Debt Service Account”).
3.5    Operating Expense Account and Capital Expense Account.
3.5.5    During a Cash Management Period, a portion of the Rents that have been deposited into the Deposit Account during the immediately preceding Interest Period in an amount equal to the monthly amount set forth in the Approved Operating Budget for the following month as being necessary for payment of Approved Operating Expenses at the Property for such month, shall be transferred into a Secondary Account for the payment of Approved Operating Expenses (the “Operating Expense Account”). Provided no Event of Default has occurred and is continuing, Administrative Agent shall disburse funds held in the Operating Expense Account to Borrower, within ten (10) days after delivery by Borrower to Administrative Agent of a request therefor (but not more often than twice per month), in increments of at least $1,000.00, provided (i) such disbursement is for an Approved Operating Expense; and (ii) such disbursement is accompanied by an Officer’s Certificate certifying (A) that such funds will be used to pay Approved Operating Expenses and a description thereof, (B) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (C) that the same has not been the subject of a previous disbursement, and (D) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses.
3.5.6    During a Cash Management Period, a portion of the Rents that have been deposited into the Deposit Account during the immediately preceding Interest Period in an amount equal to the monthly amount set forth in the Approved Capital Budget for the following month as being necessary for payment of Approved Capital Expenses at the Property for such month, shall be transferred into a Secondary Account for the payment of Approved Capital Expenses (the “Capital Expense Account”). Provided no Event of Default has occurred and is continuing, Administrative Agent shall disburse funds held in the Capital Expense Account to Borrower, within ten (10) days after delivery by Borrower to Administrative Agent of a request therefor (but not more often than twice per month), in increments of at least $1,000.00, provided (i) such disbursement is for an Approved Capital Expense; and (ii) such disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay Approved Capital Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been or will be used to pay the previously identified Capital Expenses.
3.6    Casualty/Condemnation Account. Borrower shall pay, or cause to be paid, to Administrative Agent all Proceeds or Awards due to any Casualty or Condemnation to be deposited into a separate account with Administrative Agent or transferred to a Secondary Account (the “Casualty/Condemnation Account”) in accordance with the provisions of Section 7. All amounts in the Casualty/Condemnation Account shall disbursed in accordance with the provisions of Section 7.

Exhibit 10.1

3.7    Security Deposits. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and all cash security deposits in a separately designated account under Borrower’s control at Capital One (and in the case of a letter of credit, at Administrative Agent’s option, assigned with full power of attorney and executed sight drafts to Administrative Agent on behalf of the Lenders) so that the security deposits shall not be commingled with any other funds of Borrower. During a Cash Management Period, Borrower shall, upon Administrative Agent’s request, if permitted by applicable Legal Requirements, turn over to Administrative Agent the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Administrative Agent in a Secondary Account (the “Security Deposit Account”) subject to the terms of the Leases. Security deposits held in the Security Deposit Account will be released by Administrative Agent upon notice from Borrower together with such evidence as Administrative Agent may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described.
3.8    Cash Collateral Account. If a Cash Management Period shall have commenced, then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Management Period, all Available Cash shall be transferred by Bank to a Secondary Account for such remaining Available Cash (the “Cash Collateral Account”) to be held as cash collateral for the Debt or used as otherwise provided below or in the Cash Management Agreement. Any funds in the Cash Collateral Account and not previously disbursed or applied shall be disbursed to Borrower upon the termination of such Cash Management Period. Administrative Agent shall have the right, but not the obligation, at any time after the occurrence and during the continuance of an Event of Default, in its sole and absolute discretion to apply all sums then on deposit in the Cash Collateral Account to the Debt, in such order and in such manner as Administrative Agent shall elect in its sole and absolute discretion, including to make a prepayment of Principal. Notwithstanding anything herein to the contrary, Borrower shall have the right to make a prepayment of Principal in accordance with this Agreement in order to avoid the commencement of a Cash Management Period.
3.9    Intentionally Omitted.
3.10    Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Administrative Agent on behalf of the Lenders, and grants to Administrative Agent a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Deposit Account, all Secondary Accounts, and all other accounts created or to be created pursuant to this Agreement or the Cash Management Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Administrative Agent on behalf of Lenders a continuing security interest in, and agrees to hold in trust for the benefit of Administrative Agent on behalf of the Lenders upon a Cash Management Period, all Rents in its possession prior to the (i) payment of such Rents to Administrative Agent or (ii) deposit of such Rents into the Deposit Account. Borrower shall not,

Exhibit 10.1

without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply any sums in any Cash Management Account in any order and in any manner as Administrative Agent shall elect in Administrative Agent’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Administrative Agent to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may not be commingled with other monies held by Deposit Bank. All interest which accrues on the funds in any Cash Management Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Clearing Account and Deposit Account (including any Secondary Accounts), if any, shall be promptly disbursed to Borrower.

4.	REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and the Lenders as of the date hereof and as of the date of each Additional Advance that, except to the extent (if any) disclosed on Schedule 2 with reference to a specific Section of this Article 4 or disclosed in writing in connection with an Additional Advance:
4.1    Organization; Special Purpose. Each of Borrower and Guarantor has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in every state in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Entity.
4.2    Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.
4.3    No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower

Exhibit 10.1

pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Administrative Agent or any Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.
4.4    Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened in writing against or affecting Borrower, or the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), or the use, value, condition or ownership of the Property.
4.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.
4.6    Title. Borrower has good, marketable and indefeasible fee title to the real property encumbered by the Mortgage and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. To Borrower’s knowledge, the

Exhibit 10.1

survey for the Property delivered to Administrative Agent does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, or, to Borrower’s knowledge, any contemplated improvements to the Property that may result in such special or other assessments. With respect to the Title Insurance Policy, (i) the premium with respect thereto has been paid in full (or will be paid in full with a portion of the proceeds of the Loan) and (ii) the Title Insurance Policy is issued by a title insurance company licensed to issue policies in the State.
4.7    No Bankruptcy Filing. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and neither Borrower nor Guarantor has any knowledge of any Person contemplating the filing of any such petition against Borrower or Guarantor. In addition, neither Borrower nor Guarantor has been a party to, or the subject of a Bankruptcy Proceeding for the past ten (10) years.
4.8    Full and Accurate Disclosure. No statement of fact made by Borrower or any Guarantor in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Administrative Agent or the Lenders which adversely affects in any material respect, or, as far as Borrower can foresee, might adversely affect in any material respect, the Property or the business, operations or condition (financial or otherwise) of Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent in respect of Borrower or Guarantor, and to Borrower’s actual knowledge, the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement or otherwise disclosed to Lender in writing. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Guarantor, or, to Borrower’s actual knowledge, the Property from that set forth in said financial statements.
4.9    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income

Exhibit 10.1

and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
4.10    No Plan Assets. As of the date hereof and throughout the Term (i) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).
4.11    Compliance. Except as disclosed in (a) that certain letter from Duval & Stachenfeld LLP to Patrick O’Malley, dated January 22, 2015, describing, among other things, the zoning of the Property (the “Zoning Letter”) and (b) that certain zoning report regarding the Property prepared by Zoning Info, Inc., dated March 19, 2015 (the “Zoning Report”), Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). Except as set forth in the Title Insurance Policy or in the title report delivered to Administrative Agent in connection with, and prior to, the issuance of the Title Insurance Policy, Borrower is not in default nor aware of any pending or actual violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. The Property is used exclusively for offices and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened in writing with respect to the zoning of the Property. Except as disclosed in the Zoning Letter or the Zoning Report, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.
4.12    Contracts. There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium, unless approved by Administrative Agent in writing. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

Exhibit 10.1

4.13    Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.14    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.15    Physical Condition. Except as set forth in that certain Property Condition Report prepared by Nova Consulting Group, Inc., dated January 26, 2015, regarding the Property (the “Property Condition Report”), the Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. To Borrower’s knowledge, the Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
4.16    Leases. The rent roll attached hereto as Schedule 3 (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll, in the tenant estoppel certificates received by Administrative Agent prior to the date hereof, or on Schedule 4.16: (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than

Exhibit 10.1

thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s best knowledge, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Lease; and (xi) other than as previously disclosed to Administrative Agent each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Administrative Agent, and no other Person has any interest therein except the tenants thereunder.
4.17    Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents and each advance of the proceeds of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
4.18    Ownership of Borrower. The sole member of Borrower is NYCOP. The membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is complete and accurate.
4.19    Purchase Options. Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.
4.20    Management Agreement. The Management Agreement is in full force and effect. The Management Agreement is the only agreement in existence for the general management of the Property. There is no default, breach or violation existing thereunder, and no event has occurred

Exhibit 10.1

(other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.
4.21    Hazardous Substances. To the best of Borrower’s knowledge as of the date hereof, and except as disclosed in the Environmental Report (as defined in the Environmental Indemnity) (i) the Property is not in violation in any material respect of any Environmental Law; (ii) the Property is not subject to any Regulatory Actions (as defined in the Environmental Indemnity) relating to Mold or any Hazardous Substances; (iii) to the best of Borrower’s knowledge, no prior or current owner, tenant, subtenant, occupant or operator of the Property has engaged in any Environmental Activity (as defined in the Environmental Indemnity) which violates any Environmental Laws; (iv) intentionally omitted; (v) to the best of Borrower’s knowledge, no Mold is on or about the Property which requires remediation; (vi) to the best of Borrower’s knowledge, no Tanks (as defined in the Environmental Indemnity) exist on the Property and the Property has never been used as a landfill; (vii) there have been no environmental or engineering investigations, studies, audits, tests reviews or other analyses conducted by Borrower or Guarantor or their respective Affiliates in relation to the Property that have not been previously delivered to Administrative Agent; and (viii) Borrower has delivered to Administrative Agent a true, complete and correct copy of the Environmental Report.
4.22    Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1.
4.23    Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
4.24    Borrower’s Required Equity Contribution. Administrative Agent shall have received on or before the date hereof satisfactory evidence that Borrower has simultaneously invested cash equity in the Property in an amount not less than One Hundred Fifty Seven Million Dollars ($157,000,000) (“Borrower’s Required Equity Contribution”). Borrower represents and warrants that Borrower’s Required Equity Contribution has been invested in cash equity in the Property. Borrower shall only be deemed to have contributed funds towards Borrower’s Required Equity Contribution to the extent that Borrower utilizes such funds to pay for the acquisition of the Property on the date hereof.
4.25    Own Behalf; For Own Account. Borrower confirms that Borrower is acting on its own behalf and for its own benefit. The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.
4.26    Anti-Money Laundering/International Trade Law Compliance.
(a)    No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with,

Exhibit 10.1

any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority;
(b)    The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority;
(c)    Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.
(d)    Borrower covenants and agrees that it shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
(e)    As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Borrower, Guarantor, and each of their Affiliates; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, or custodially detained, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lenders and (ii) shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their respective behalves.
4.27    Labor Relations.     Borrower has no employees. To the actual knowledge of Borrower, there are no strikes, slowdowns, stoppages of work or any other concerted interference with normal operations of the Property existing, pending, or threatened in writing against or involving Borrower or the Property. To the actual knowledge of Borrower, no grievance or any arbitration proceeding arising out of or under any collective bargaining agreement involving

Exhibit 10.1

Borrower or the Property is pending, and no claim therefor has been asserted in writing. No collective bargaining agreement is currently being or is about to be negotiated by Borrower.
4.28    Use of Loan Proceeds. The proceeds of the Loan is being used exclusively for the purposes identified in Section 2.1 and on the settlement statement prepared for the Loan closing, and shall not be used for personal, family or household purposes.

5.	COVENANTS
Until the end of the Term, Borrower hereby covenants and agrees with Administrative Agent and the Lenders that:
5.1    Existence. Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.
5.2    Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges as the same become due and payable, and deliver to Administrative Agent receipts for payment or other evidence satisfactory to Administrative Agent that the Taxes and Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.3). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such Other Charges (unless Borrower elects to pay such Taxes or such Other Charges while contesting them), (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) if such Taxes or Other Charges are not paid by Borrower during such contest, Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 125% of the Taxes and Other Charges being contested, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such unpaid Taxes or Other Charges, together with all costs, interest and penalties and upon delivering evidence of such payment to Administrative Agent, Administrative Agent shall return to Borrower all funds previously delivered to Administrative Agent pursuant to clause (v) to be held as security. Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

Exhibit 10.1

5.3    Access to Property. Subject to the terms and conditions of any Lease, Borrower shall permit agents, representatives, consultants and employees of Administrative Agent and the Lenders to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice; provided, however, that Administrative Agent and Lenders shall exercise best efforts so as not to interfere with or disturb any business operations or activities of Borrower or any Tenant at the Property.
5.4    Repairs; Maintenance and Compliance; Alterations.
5.4.11    Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Administrative Agent in writing within five (5) Business Days after Borrower first receives written notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.
5.4.12    Alterations. Borrower may, without Administrative Agent’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property, (iii) are in the ordinary course of Borrower’s business and (iv) do not materially change or impact the use or zoning of, or access to, the Property or reduce the parking ratio thereof. Such alterations shall be performed in a good and workmanlike manner and in accordance with all Legal Requirements, and free of any liens. Borrower shall not perform any Material Alteration without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed. Administrative Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Administrative Agent security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Administrative Agent. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Administrative Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Administrative Agent upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Administrative Agent or Lenders) incurred by Administrative Agent and the Lenders in reviewing

Exhibit 10.1

plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.
5.5    Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.
5.6    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lenders with respect to, and permit Lenders, at their option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of such Lender under any Loan Document.
5.7    Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Administrative Agent may reasonably require from time to time; and (ii) upon Administrative Agent’s request therefor given from time to time after the occurrence of any Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Administrative Agent.
5.8    Environmental Matters. The Environmental Indemnity shall remain in full force and effect in accordance therewith. All representations, warranties and covenants set forth in the Environmental Indemnity are incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof. Borrower shall comply with each requirement under any Lease with the City of New York or any of its agencies regarding Borrower’s obligation to monitor asbestos containing material every 180 days.
5.9    Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Administrative Agent on behalf of the Lenders under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.
5.10    Leases.
5.10.1    Generally. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s-length transactions with bona fide, independent third-party tenants.
5.10.2    Borrower’s Right to Enter into Leases. Provided that no Event of Default is continuing, Borrower shall be able to enter into new leases and renewals, amendments and modifications of existing Leases without the prior approval of Administrative Agent provided: (i) the

Exhibit 10.1

new lease is not a Major Lease or the existing Lease as amended or modified or the renewal Lease is not a Major Lease, (ii) the new lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Administrative Agent subject to any commercially reasonable changes made in the course of negotiation with the applicable tenant, (iii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (a) shall provide for net effective rental rates comparable to existing local market rates, (b) shall have an initial term (together with all renewal options) of not less than three (3) years or greater than ten (10) years, (c) shall provide for automatic self-operative subordination to the Mortgage and, at Administrative Agent’s option, (x) attornment to Administrative Agent and (y) the unilateral right by Administrative Agent, at the option of Administrative Agent, to subordinate the Lien of the Mortgage to the Lease, and (d) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Administrative Agent or the Lenders under the Loan Documents in any material respect; provided, however, Administrative Agent agrees to enter into a subordination, non-disturbance and attornment agreement, in the form attached hereto as Exhibit D with any new Major Tenant or tenant whose new lease covers at least one full floor or more of the Improvements and conforms with the requirements set forth in Section 5.10.2. Borrower shall deliver to Administrative Agent copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten days after the execution of the Lease.
5.10.3    Leases Requiring Administrative Agent’s Approval. Without the prior written consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed, Borrower shall not enter into a proposed Major Lease, a proposed renewal, extension or modification of an existing Major Lease (unless required pursuant to the terms of an existing Major Lease) or any proposed new lease or renewal, amendment or modification of any existing Lease which is not allowed in accordance with the preceding Section 5.10.2 (all, a “Proposed Lease”). Prior to seeking Administrative Agent’s consent to any Proposed Lease, Borrower shall deliver to Administrative Agent a copy of such Proposed Lease blacklined to show changes from the standard form of Lease approved by Administrative Agent and then being used by Borrower, along with, in the case of a Proposed Lease which is a Major Lease, appropriate financial or other information which shall allow Administrative Agent to evaluate the creditworthiness of the proposed tenant. Following receipt of such information, Administrative Agent shall approve or disapprove each Proposed Lease for which Administrative Agent’s approval is required under this Agreement within ten (10) Business Days of the submission by Borrower to Administrative Agent of a written request for such approval, accompanied by a final copy of the Proposed Lease, provided such request includes the following at the header of the first page in bold, capitalized font “REQUEST FOR LEASE APPROVAL – RESPONSE REQUIRED WITHIN TEN BUSINESS DAYS”. If Administrative Agent receives but does not reply to any such written request within ten (10) Business Days, such request shall be deemed approved. If requested by Borrower, Administrative Agent will grant conditional approvals of Proposed Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Administrative Agent shall retain the right to disapprove any such Proposed Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by

Exhibit 10.1

Administrative Agent, or additional material terms are added that had not previously been considered and approved by Administrative Agent in connection with such Proposed Lease. Each of the requests for approval to Administrative Agent under this Section 5.10.3 may be delivered pursuant to electronic mail provided that requests are delivered to all three (3) of Michael Sleece (at Michael.Sleece@capitalone.com), Matthew Kalamaris (at Matthew.Kalamaris@capitalone.com) and Capital One Syndications (at syndicationportfoliomanager@capitalone.com), provided that copies of such requests are also provided pursuant to Section 6.1 hereof.
5.10.4    Additional Covenants with respect to Leases. Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Administrative Agent of all notices of default that Borrower shall send or receive under any Major Lease; (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv)  shall not collect any of the Rents more than one month in advance (other than security deposits); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with the Loan Documents; (vii) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) shall not consent to any assignment of or subletting under any Major Lease unless required in accordance with its terms without the prior consent of Administrative Agent, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (ix) shall not cancel or terminate any Lease or accept a surrender thereof (except in the exercise of Borrower’s commercially reasonable judgment in connection with a tenant default under a Lease which is not a Major Lease and provided any termination payment in connection thereto is deposited pursuant to Section 3.8 (if applicable)) without the prior consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.
5.10.5    Lease Termination Payments. All Lease Termination Payments shall be immediately remitted to Administrative Agent and deposited into the Clearing Account.
5.11    Estoppel Statement. After request by Administrative Agent, Borrower shall within ten (10) days furnish Administrative Agent with a statement addressed to Administrative Agent and the Lenders, and their respective successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (vi) whether any Default or Event of Default exists.
5.12    Property Management.
5.12.7    Management Agreement. Borrower shall (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do

Exhibit 10.1

all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Administrative Agent of any material default under the Management Agreement of which it is aware; (iv) promptly deliver to Administrative Agent a copy of each material property improvement plan; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Without Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed with respect to any event identified in clause (d) below), Borrower shall not (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement). If a new Management Agreement is entered into by Borrower and approved by Administrative Agent, then Borrower shall deliver to Administrative Agent on behalf of the Lenders a subordination of such new Management Agreement, in the same form that was used for the subordination of the Management Agreement on the date hereof.
5.12.8    Termination of Manager. If (i) Manager is in default under the Management Agreement beyond applicable notice and cure periods; or (ii) upon a final determination by a court or other competent authority of the gross negligence, malfeasance or willful misconduct of the Manager, Borrower shall, at the request of Administrative Agent, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Administrative Agent in Administrative Agent’s reasonable discretion on terms and conditions satisfactory to Administrative Agent. Borrower’s failure to appoint an acceptable manager within thirty (30) days after Administrative Agent’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the Property, provided that such successor manager and Management Agreement shall be approved in writing by Administrative Agent in Administrative Agent’s reasonable discretion. If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Administrative Agent on behalf of the Lenders.
5.13    Special Purpose Entity. Borrower shall at all times be a Special Purpose Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule 5 hereto.

Exhibit 10.1

5.14    Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a commercial office building or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).
5.15    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
5.16    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any member of Borrower except in the ordinary course of business and on terms which are fully disclosed to Administrative Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s‑length transaction with an unrelated third party. All payments (other than distributions or dividends) made or to be made by Borrower to any Affiliate of Borrower shall be subordinate to the Liens created by the Loan Document but may be paid to such Affiliates if otherwise not prohibited hereunder. Any agreement between Borrower and any Affiliate of Borrower shall provide that such agreement may be terminated by Borrower without cause upon thirty (30) days’ notice to such Affiliate.
5.17    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Administrative Agent.
5.18    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
5.19    Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Administrative Agent thirty (30) days’ prior written notice.
5.20    Change of Name, Identity, Fiscal Year or Structure. Borrower shall not change its name, identity (including its trade name or names), Fiscal Year or Borrower’s organizational structure as a limited liability company without notifying Administrative Agent and the Lenders of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s organizational structure as a limited liability company, without first obtaining the prior written consent of Administrative Agent and the Majority Lenders. Borrower shall execute and deliver to Administrative Agent and the Lenders, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change

Exhibit 10.1

required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
5.21    Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than the (i) Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of one percent (1%) of the original amount of the Principal, provided that trade payables in connection with capital expenditures for the Property and tenant improvement allowances under Approved Leases shall be excluded from the calculation of the amount of unsecured trade payables and are permissible, and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).
5.22    Licenses. Borrower shall not Transfer any License required for the operation of the Property.
5.23    Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Administrative Agent’s prior written consent, which consent may be granted or denied in Administrative Agent’s sole discretion.
5.24    ERISA.
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under its respective Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.
(c)    Borrower shall deliver to Administrative Agent such certifications or other evidence from time to time throughout the Term, as requested by Administrative Agent in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

Exhibit 10.1

5.25    Prohibited Transfers.
(f)    Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer, other than the following (each a “Permitted Transfer”):
(i) an Approved Lease;
(ii) a Permitted Encumbrance;
(iii) provided that no Event of Default shall then exist or result therefrom, a Transfer of direct or indirect interests in Borrower to any Person provided that (A) such Transfer shall not (I) cause the transferee (other than NYCOP), together with its Affiliates, to acquire Control of Borrower or (II) result in Borrower no longer being Controlled by NYCOP, (B) after giving effect to such Transfer, NYCOP shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) in Borrower, (C) all of Administrative Agent’s and Lenders’ “know your customer” and Patriot Act requirements have been satisfied with respect to any such Transfer to a Person that, after giving effect to such Transfer, shall hold ten percent (10%) or more of the direct or indirect interests in Borrower and/or shall be entitled to ten percent (10%) or more of distributions from Borrower, (D) Administrative Agent has determined that such Transfer does not cause Borrower to breach any of its covenants contained in Section 5.30 hereof with respect to Patriot Act compliance by a Person that, after giving effect to such Transfer, shall hold ten percent (10%) or more of the direct or indirect interests in Borrower and/or shall be entitled to ten percent (10%) or more of distributions from Borrower, (E) Administrative Agent shall have received not less than thirty (30) days’ prior to the date on which such Transfer to a Person that, after giving effect to such Transfer, shall hold ten percent (10%) or more of the direct or indirect interests in Borrower and/or shall be entitled to ten percent (10%) or more of distributions from Borrower is to become effective: (I) written notice of such transfer, (II) true and correct copies of all documentation entered into or to be entered into with respect to the same, and (III) all customary certificates and affidavits reasonably requested by Administrative Agent that evidence the organization, good standing, qualification to do business and tax status of the transferee, certificates and affidavits shall include certified copies of all reasonably necessary documents relating to the organization and formation of transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all documents and information reasonably requested by Administrative Agent to confirm that such proposed Transfer will satisfy the requirements of this Section 5.25(A)(iii)(E);
(iv) provided that no Event of Default shall then exist or result therefrom, a Transfer of direct or indirect interests in NYCOP to any Person provided that (A) such Transfer shall not result in NYCOP no longer being Controlled by one or more Qualified Equityholders and (B) all of the conditions of clause (iii)(C) through and including clause (iii)(E) of this Section 5.25(a) shall have been satisfied with respect to such Transfer;
(v) any and all issuances of equity of the Guarantor in accordance with all applicable Legal Requirements and in the ordinary course of business, provided that such

Exhibit 10.1

issuances will not result in Guarantor no longer being controlled by one or more Qualified Equityholders; or
(vii) notwithstanding anything to the contrary in Section 5.25(a)(iii)(A) or Section 5.25(a)(iv)(A) hereof, provided that no Event of Default shall then exist or result therefrom, the granting of customary major decision approval rights in Borrower directly or indirectly to any Person admitted as a joint venture partner of NYCOP or a subsidiary of NYCOP, provided that the conditions to a Permitted Transfer in Section 5.25(a) are otherwise satisfied, and such granting of customary major decision approval rights in Borrower shall not be deemed a change of Control in violation of this Section 5.25(a) if NYCOP continues to be Controlled by one or more Qualified Equityholders.
(g)    If a Transfer pursuant to Section 5.25(a)(iv) results in Guarantor no longer Controlling NYCOP, Guarantor may be replaced with a new guarantor (the “Replacement Guarantor”) and such replacement shall not require the consent of Administrative Agent, provided that (i) such replacement shall take place simultaneously with such Transfer, (ii) the Replacement Guarantor shall have a net worth greater than Twenty Five Million Dollars ($25,000,000), (iii) upon such replacement the Replacement Guarantor shall execute and deliver Guarantor Documents in form and substance substantially similar to the Guarantor Documents delivered to Administrative Agent on the date hereof, (iv) Replacement Guarantor shall deliver an opinion of its counsel to Administrative Agent for the benefit of the Lenders in form and substance substantially similar to the opinion of Guarantor’s counsel delivered to Administrative Agent on or about the date hereof, and (v) after giving effect to the replacement of Guarantor with the Replacement Guarantor, all representations and warranties of Borrower and Replacement Guarantor (as Guarantor) in the Loan Documents shall be true and correct in all material respects at the time of such replacement except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; provided, that any representation or warranty made by Borrower or Replacement Guarantor which is qualified by materiality or as having or not having a “material adverse effect” or similar language shall be true and correct in all respects.
5.26    Liens. Without Administrative Agent’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Administrative Agent or the Lenders and Permitted Encumbrances, unless such Lien is bonded (per Legal Requirements that result in the release of such Lien as against the Property) or discharged within 30 days after Borrower first receives notice of such Lien.
5.27    Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.
5.28    Expenses. Borrower shall pay or reimburse Administrative Agent and/or the Lenders (in connection with expenses described in clauses (ii), (iii), (vii), (ix), (x), (xi) and (xii) below),

Exhibit 10.1

upon receipt of notice from the applicable party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent or Lenders, as applicable, in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s, Administrative Agent’s and Lenders’ ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Administrative Agent; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Administrative Agent’s (on behalf of the Lenders) Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Agent’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) intentionally omitted; (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings; (x) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (xi) intentionally omitted; (xii) any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws; and (xiii) out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with any Syndication on the date hereof. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after demand shall accrue interest at the Default Rate and may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.28 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
5.29    Indemnity. Borrower shall defend, indemnify and hold harmless Administrative Agent, each Lender, Sole Lead Arranger and Sole Bookrunner, and each of their respective Affiliates, and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Administrative Agent, any Lender, Sole Lead Arranger, or Sole Bookrunner, or any of their Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened, whether or not Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner shall be designated a

Exhibit 10.1

party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan in violation of the terms of this Agreement or any Loan Document; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with the Loan, any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise on or after the date upon which an Indemnified Party or any third party acquires title to or control of the Property or otherwise succeeds to Borrower’s interest in the Property or from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
5.30    Patriot Act Compliance. (1)  Borrower shall comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. Administrative Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Administrative Agent may, at its option, cause Borrower to comply therewith and any and all

Exhibit 10.1

reasonable costs and expenses incurred by Administrative Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws.
(a)    The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to such Lender or Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be reasonably requested to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
(b)    Neither Borrower nor any member of Borrower (a) is listed on any Government Lists, (b) is a Prohibited Person, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (d) is currently under investigation by any governmental authority for alleged criminal activity.
5.31    Borrower Accounts. Borrower shall maintain its Property operating account with Administrative Agent with automatic debit of monthly interest and other payments (other than Principal) due hereunder and under the Loan Documents and any Secured Swap Agreement until the Debt has been repaid in full.
5.32    Labor Relations.     Borrower shall not be delinquent in payments to any of its employees that are subject to any collective bargaining agreement for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Borrower shall be in compliance with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Borrower shall not enter into any collective bargaining agreement without Administrative Agent’s approval, such approval not to be unreasonably withheld, conditioned, or delayed, and shall not amend or modify any collective bargaining agreement affecting Borrower or the Property in effect as of the date hereof without Administrative Agent’s approval, such approval not to be unreasonably withheld, conditioned, or delayed.
5.33    Intentionally Omitted.
5.34    Deliverables to Administrative Agent. Notwithstanding anything to the contrary herein and for all purposes under this Agreement and in all of the Loan Documents, (a) Borrower and Guarantor shall be entitled to deliver all submissions, notices, payments and requests required or permitted hereunder or under any other Loan Document to Administrative Agent (and not to any Lender) and (b) Administrative Agent alone (and not any Lenders) shall notify Borrower and, if applicable, Guarantor, of any approvals, consents, notices, waivers or the like given by

Exhibit 10.1

Administrative Agent or any Lender pursuant to, and in accordance with, this Agreement or any other Loan Document, and Borrower or Guarantor, as applicable, shall be permitted to rely on any written notification so delivered by Administrative Agent to Borrower or Guarantor, as applicable.
5.35    Post-Closing Requirements.
(a)    On or before April 15, 2015, Borrower shall obtain and deliver to Administrative Agent a copy of either (i) a final certificate of occupancy for the Property or (ii) a temporary certificate of occupancy for the Property renewing the temporary certificate of occupancy for the Property that expires on April 14, 2015, provided that if a final certificate of occupancy is not delivered on or before April 14, 2015, Borrower shall use commercially reasonable efforts to obtain a final certificate of occupancy for the Property.  Each certificate of occupancy required hereunder shall be duly issued by the New York City Department of Buildings.
(b)    From and after the date hereof, Borrower shall use commercially reasonable efforts to cure, or cause to be cured, all violations issued with respect to the Property by any New York State or New York City agency and shall provide proof of such cure to Administrative Agent promptly after Administrative Agent’s request; provided, however, that Borrower shall not be required to cure any such violations with respect to any elevator at the Property, if Borrower, at its sole cost, prepares and implements (using, at a minimum, commercially reasonable efforts), on or before March 31, 2016, a plan reasonably acceptable to Administrative Agent to replace, repair or renovate the applicable elevator in accordance with all Legal Requirements to the extent necessary to cause any such violation to be cured.
(c)    At the request of Administrative Agent, Borrower shall use commercially reasonable efforts to obtain a subordination, non-disturbance, and attornment agreement in substantially the same form as is attached hereto as Exhibit D from the tenants (i) McAloon & Friedman, (ii) Planned Parenthood, and (iii) the New York City Department of Citywide Administrative Services, which form shall be subject to negotiation by such tenants.

6.	NOTICES AND REPORTING
6.1    Notices.
6.1.1    All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or delivered by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Borrower or Guarantor, to it at c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: General Counsel, with a copy to c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: Jesse C. Galloway and with a copy to c/o American Realty Capital New York City REIT, Inc., 405 Park Avenue, New York,

Exhibit 10.1

New York 10022, Attention: Greg Sullivan; if to Administrative Agent: Capital One, National Association, 280 Park Avenue, 23rd Floor, New York, New York 10017, Attention: Michael J. Sleece, with a copy to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attention: Jeffrey J. Temple, Esq.; if to any Lender, to the address set forth on the signature page hereto for such Lender or at its address (or facsimile number) set forth in its Administrative Questionnaire. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, then as set forth in Section 6.1.3 below.
6.1.2    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Guarantor or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
6.1.3    Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
6.2    Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Administrative Agent of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property; (ii) any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Event of Default of which Borrower has knowledge; and (b) furnish and provide to Administrative Agent: any Securities and Exchange Commission or other public filings, if any, of Borrower or Guarantor within five (5) Business Days of such filing. In addition, after request by Administrative Agent (but no more frequently than once in any year), Borrower shall furnish to Administrative Agent within thirty (30) days, tenant estoppel certificates addressed to Administrative Agent on behalf of the Lenders, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Administrative Agent.
6.3    Financial Reporting.
6.3.13    Bookkeeping. Borrower shall keep on a fiscal year basis, which year shall run as a calendar year from January 1st to December 31st (“Fiscal Year”), in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower

Exhibit 10.1

and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Administrative Agent shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Administrative Agent shall desire. After an Event of Default, Borrower shall pay any costs incurred by Administrative Agent to examine such books, records and accounts, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s and the Lenders’ interest. Borrower shall cause Guarantor to comply in all respects with any financial reporting obligations provided for in any Loan Documents to which Guarantor is a party.
6.3.14    Annual Reports. Borrower shall furnish to Administrative Agent (for delivery to the Lenders) annually, within one hundred twenty (120) days after each Fiscal Year, a complete copy of Borrower’s annual unaudited financial statements prepared in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Administrative Agent may request. Each such statement (x) shall be in form reasonably satisfactory to Administrative Agent, (y) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding Fiscal Year, including statements of annual Net Operating Income and (z) shall be accompanied by a Compliance Certificate and an Officer’s Certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP and (2) whether, to Borrower’s knowledge, there exists an Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.
6.3.15    Quarterly/Annual Reports. Borrower shall furnish to Administrative Agent (for delivery to the Lenders) within forty five (45) days after the end of each calendar quarter during the Term, commencing with respect to the calendar quarter ending on March 30, 2015, the following items: (i) quarterly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such fiscal period, all in form reasonably satisfactory to Administrative Agent; (ii) a balance sheet as of such fiscal period; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iv) a statement of the actual Capital Expenses made by Borrower during each fiscal period as of the last day of such fiscal period; (v) a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder; (vi) an aged receivables report; and (vii) rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, any concessions included in each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, and a delinquency report for the Property. Each such statement shall be accompanied by a Compliance Certificate and an Officer’s Certificate certifying (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (subject to normal

Exhibit 10.1

year-end adjustments) and (2) whether there exists, to Borrower’s knowledge, an Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.
6.3.16    Other Reports. Borrower shall furnish to Administrative Agent, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or Manager as may be reasonably requested by Administrative Agent.
6.3.17    Annual Budget. Borrower shall prepare and submit (or shall cause NYCOP to prepare and submit) to Administrative Agent within thirty (30) days after a Cash Management Period and by November 30th of each year thereafter during the Term until such Cash Management Period has ended, for approval by Administrative Agent, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding Fiscal Year (the “Annual Budget”, and each Annual Budget approved by Administrative Agent is referred to herein as the “Approved Annual Budget”)), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Administrative Agent, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Capital Expense budget has been approved by Administrative Agent, such Capital Expense budget shall be referred to herein as the “Approved Capital Budget”). Until such time that any Annual Budget has been approved by Administrative Agent, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Administrative Agent (including increases for any non-discretionary expenses)).
6.3.18    Tax Returns. Borrower shall furnish to Administrative Agent within ten (10) days of filing same but in no event later than October 15th of each year, any tax returns or other tax filings made by Borrower with any taxing authority or other Governmental Authority.
6.3.19    Breach. If Borrower fails to timely provide to Administrative Agent or its designee all financial statements, certificates, reports or information required with respect to any Fiscal Year by this Section 6.3, Borrower shall pay to Administrative Agent, at Administrative Agent’s option and in its discretion, an amount equal to $2,500 with respect to such fiscal period for the account of the Lenders. Administrative Agent’s rights under this Section 6.3.7 shall be in addition to all other rights and remedies available to Administrative Agent and the Lenders hereunder or under any other Loan Document.
6.4    Platform.
6.4.1    Borrower agrees that Administrative Agent, Sole Lead Arranger and Sole Bookrunner may, but shall not be obligated to, make the Communications (as defined below)

Exhibit 10.1

available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
6.4.2    Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Lenders, Sole Lead Arranger and Sole Bookrunner to treat such Communications as not containing any material non-public information with respect to Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent, Sole Lead Arranger and Sole Bookrunner shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”
6.4.3    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Materials through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

7.	INSURANCE; CASUALTY; AND CONDEMNATION
7.1    Insurance.

Exhibit 10.1

(a)    Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, subject to subsection (i) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for law and ordinance coverage, costs of demolition, costs to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and increased cost of construction in amounts satisfactory to Administrative Agent. Each such insurance policy shall (i) be in an amount equal to the lesser of (A) 100% of the then replacement cost of the Improvements without deduction for physical depreciation and (B) the unpaid Principal, (ii) have deductibles no greater than $25,000 per occurrence, (iii) be paid as premiums are due and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. Administrative Agent shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.
(b)    Flood insurance if any part of the Property is located in (i) an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area or flood zone D, (ii) other zones if required based on the observations of Administrative Agent’s inspecting engineer, (iii) such other Special Hazard Area (as defined by the Federal Emergency Management Administration), or (iv) an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended). Any flood insurance required pursuant to this Section 7.1 shall be in an amount at least equal to the lesser of the maximum amount of the Loan or the maximum limit of coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended), as Administrative Agent may approve in its reasonable discretion. The policy for any flood insurance required pursuant to this Section 7.1 may be provided by the National Flood Insurance Program or through such other flood insurance provider that meets the National Flood Insurance Program requirements, as Administrative Agent may approve in its reasonable discretion. The policy for any flood insurance required pursuant to this Section 7.1 and related declaration page of such policy must state the proper special flood hazard area zone for the Property. Any flood insurance required pursuant to this Section 7.1 shall be evidenced by payment of the premium due along with a copy of the completed flood insurance application or a copy of the declarations page of the policy.
(c)    Rental loss and/or business interruption insurance (i) with Administrative Agent being named as “Mortgagee and Lender Loss Payee”, (ii) in an amount equal to no less than one hundred percent (100%) of the projected gross Rents for eighteen (18) months from the Property during the event that caused the loss of income; and (iii) containing an extended period of indemnity endorsement which provides no less than the projected twelve (12) months of gross rents from the Property after the physical loss to the Property has been repaired, until such income returns to the

Exhibit 10.1

same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.
(d)    During any period of repair or restoration, builder’s “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance acceptable to Administrative Agent.
(e)    Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to 100% of the full replacement cost of the Improvements on such Property (without any deduction for depreciation).
(f)    Public liability insurance, including (i) ”Commercial General Liability Insurance”, (ii) ”Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year with a deductible reasonably satisfactory to Administrative Agent, but in no event greater than $100,000, or self-insured retention reasonably satisfactory to Administrative Agent; together with at least $50,000,000 excess and/or umbrella liability insurance for any and all claims. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Administrative Agent and the Lenders as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.
(g)    Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.
(h)    Such other insurance (including, but not limited to, environmental liability insurance, earthquake insurance, sinkhole insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Administrative Agent in order to protect the interests of Administrative Agent and the Lenders.
(i)    Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available on commercially reasonable terms and costs.  In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand-alone coverage) in an amount equal to 100% of

Exhibit 10.1

the “Full Replacement Cost” of the Property; provided that such coverage is available on commercially reasonable terms and costs.  Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Borrower will purchase a stand-alone agreed amount terrorism Policy, which policy shall provide (i) a face amount of not less than the amount of the Loan, (ii) a co-insurance waiver and (iii) a waiver of deduction for depreciation of the Property, and Borrower shall pay all of the Insurance Premiums with respect thereto.  As used herein, “Terrorism Premium Cap” means an amount equal to 150% of the aggregate Insurance Premiums payable with respect to all the insurance coverage under Section 7.1.1(a) for the last policy year in which coverage for terrorism was included as part of the “all risk” property policy required by subsection (a) above, and Borrower shall obtain the coverage required under this subsection (i) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.1 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage; provided that in no event shall such insurance company have a rating of less than the AM Best Rating of A- VII without Administrative Agent’s approval.
7.1.1    Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Administrative Agent and licensed to do business in the State, with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency), and a rating of AX or better in the current Best’s Insurance Reports; (ii) name Administrative Agent and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Administrative Agent as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Administrative Agent and the Lenders; (v) intentionally omitted; (vi) contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, nor Administrative Agent, nor any Lender, nor any other party shall be a co-insurer under the Policies, (B) that Administrative Agent shall receive at least thirty (30) days’ prior written notice of any material modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Administrative Agent or the Lenders, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and

Exhibit 10.1

(D) providing that Administrative Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Administrative Agent and the Lenders, such insurance policy shall not be invalidated by and shall insure Administrative Agent and the Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Administrative Agent or the Lenders pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Administrative Agent and approved by Administrative Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Administrative Agent evidence of the renewal of each of the Policies together with receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Administrative Agent. If Borrower does not furnish such evidence prior to the expiration of any expiring Policy, then Administrative Agent may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Administrative Agent a certified copy of each Policy within thirty (30) days after receipt of written request therefor from Administrative Agent. Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage provided for under any Policy and may require additional or different insurance coverage as may be reasonably requested by Administrative Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices including, without limitation, changes in any Lender’s internal policies, and the like.
7.2    Casualty.
7.2.1    Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give notice thereof to Administrative Agent within two (2) Business Days. Following the occurrence of a Casualty, if such insurance proceeds are made available to Borrower, Borrower shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.
7.2.2    Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Administrative Agent; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $1,000,000 (a “Significant Casualty”), Administrative Agent may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Administrative Agent for the benefit of the

Exhibit 10.1

Lenders and held by Administrative Agent in the Casualty/Condemnation Account and disbursed in accordance herewith. If Borrower or any party other than Administrative Agent is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. The expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Administrative Agent upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Administrative Agent and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Administrative Agent’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.
7.3    Condemnation.
7.3.1    Notice; Restoration. Borrower shall give Administrative Agent written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) within three (3) Business Days of actual constructive notice thereof, and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, if an Award is made available to Borrower for such restoration, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.
7.3.2    Collection of Award. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Administrative Agent to expenses of collecting the Award and to discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of such Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause

Exhibit 10.1

any Award that is payable to Borrower to be paid directly to Administrative Agent for the benefit of the Lenders. Administrative Agent shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.
7.4    Application of Proceeds or Award.
7.4.1    Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than the fifteen percent (15%) of the unpaid Principal, (ii) in the reasonable judgment of Administrative Agent, the Property can be restored within six (6) months, and prior to six (6) months before the scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt and (iii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iv) Leases demising in the aggregate at least sixty-five (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (v) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Administrative Agent), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Administrative Agent, Borrower shall deposit with Administrative Agent in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Administrative Agent shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Administrative Agent.
7.4.2    Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Administrative Agent in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents or any Secured Swap Agreement, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.
7.4.3    Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Administrative Agent, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Administrative Agent being furnished with (i) evidence reasonably satisfactory to Administrative

Exhibit 10.1

Agent of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration reasonably satisfactory to Administrative Agent, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Administrative Agent’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Administrative Agent may reasonably require and approve in Administrative Agent’s discretion, and (v) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work. Administrative Agent may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Administrative Agent after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Administrative Agent after payment of such costs of Restoration shall, in the discretion of Administrative Agent, be retained by Administrative Agent and applied to payment of the Debt or returned to Borrower.

8.	DEFAULTS
8.1    Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:
(a)    any portion of the Debt is not paid in full when due on each Payment Date or Borrower shall fail to pay when due any payment required under Sections 3.3, 3.4, 3.5, 3.6 3.7 and 3.8, as applicable, beyond any notice and cure period expressly provided herein or Borrower fails to pay any other amount due hereunder within ten (10) days of notice thereof or within a longer period if expressly provided herein or the Loan Documents;
(b)    any of the Taxes are not paid when due (unless Administrative Agent is paying such Taxes pursuant to Section 3.3), subject to Borrower’s right to contest Taxes in accordance with Section 5.2;
(c)    the Policies are not kept in full force and effect, or are not delivered to Administrative Agent within thirty (30) days after written request therefor;
(d)    a Transfer other than a Permitted Transfer or violation of Section 5.25 occurs;

Exhibit 10.1

(e)    any representation or warranty made by Borrower or Guarantor in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;
(f)    Borrower or Guarantor shall make an assignment for the benefit of creditors;
(g)    a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;
(h)    Borrower breaches any covenant contained in Sections 5.12.1(a) – (e), 5.13, 5.14, 5.15, 5.21, 5.22, 5.26, 5.28, or 5.30; except that with respect to a technical breach of any covenant contained in Section 5.13 which is not materially adverse to Administrative Agent or any Lender, Borrower shall have five (5) Business Days to cure such breach and with respect to a breach of the covenants in Section 5.28 Borrower shall have thirty (30) days to cure such breach
(i)    except as expressly permitted hereunder, the actual alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Administrative Agent to the extent required herein and which results in a diminution of the value of the Property;
(j)    an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Administrative Agent or the Lenders to accelerate the maturity of any portion of the Debt;
(k)    a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;
(l)    a default beyond applicable notice and cure periods by Borrower under any Secured Swap Agreement or Third Party Swap Agreement;
(m)    the failure of Guarantor to maintain the Net Worth or Liquid Assets requirements of Guarantor pursuant to the Guaranty of Recourse Obligations; or
(n)    a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower (and Guarantor, if applicable) from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30)

Exhibit 10.1

days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days.
8.2    Remedies.
8.2.3    Acceleration. Upon the occurrence and continuance of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter, the obligations of the Lenders to advance amounts hereunder may be immediately terminated (and shall be immediately terminated upon the occurrence and continuance of an Event of Default described in paragraph (f) or (g) of Section 8.1) and in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Administrative Agent may take such action on behalf of the Lenders, without notice or demand, that Administrative Agent deems advisable to protect and enforce the rights of the Lenders against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.
8.2.4    Remedies Cumulative. Upon the occurrence and continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower under the Loan Documents or at law or in equity may be exercised by Administrative Agent on behalf and for the benefit of the Lenders at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent or the Lenders shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable Legal Requirements, neither Administrative Agent nor any Lender is subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all of their remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt

Exhibit 10.1

has been paid in full. To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Administrative Agent or any Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Administrative Agent and the Lenders may seek satisfaction out of the entire Property or any part thereof, in its discretion.
8.2.5    Severance. Without limiting the provisions of Section 11.25, Administrative Agent shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lenders shall determine in their discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Administrative Agent and the Lenders from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.
8.2.6    Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Administrative Agent or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Administrative Agent reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.
8.2.7    Administrative Agent’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) days after Borrower’s receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s right on behalf and for the account of the Lenders to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent on behalf and for the account of the Lenders may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable Legal Requirements, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower of any such failure.

9.	SALE OF NOTE

Exhibit 10.1

Prior to any portion of the Commitments being syndicated by Administrative Agent, Capital One shall have the right at any time and from time to time with Borrower prior reasonable consent, if applicable under, and in accordance with, Section 11.20 (i) to sell or otherwise transfer its Proportionate Share of the Loan or any portion thereof or its respective interest in the Loan Documents or any interest therein to one or more investors, or (ii) to sell participation interests in its Proportionate Share of the Loan to one or more investors. In connection with any such sale, transfer or participation of the Loan or any portion thereof after the date hereof, Borrower shall, use all reasonable efforts and cooperate fully and in good faith with such Lender and otherwise assist such Lender in consummating any such sale, transfer or participation, at no cost to Borrower and provided that no fee or cost shall be due to Administrative Agent or any Lender from Borrower in connection therewith. All information regarding Borrower, Guarantor or the Property may be furnished, without liability to such Lender, to any prospective purchaser or participant in the Loan. All documents, financial statements, appraisals and other data relevant to Borrower, Guarantor or the Loan may be exhibited to and retained by any such purchaser or participant in its files.

10.	ADMINISTRATIVE AGENT
10.1    Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):
(j)    shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;
(k)    shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by Borrower or any other Person to perform any of its obligations thereunder;
(l)    shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 10.5;

Exhibit 10.1

(m)    shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
(n)    shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.
The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 11.20. Except to the extent expressly provided in Section 10.8 and in other provisions of this Article 10 which expressly give rights to Borrower, the provisions of this Article 10 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof, and, subject to Section 10.23 hereof, Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 10 in their sole and absolute discretion.
10.2    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
10.3    Defaults.
10.3.1    Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default” or has actual notice of any Default or Event of Default. In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default or has actual notice of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 10.7) take such action with respect to such Default or Event of Default as shall be directed by the Majority

Exhibit 10.1

Lenders, provided that, (A) if Administrative Agent shall have not received such directions within thirty (30) days after the delivery to the Lender of a notice of Default or Event of Default, then, Administrative Agent may (but shall not be obligated to) (1) make Protective Advances up to One Million Dollars ($1,000,000.00) (exclusive of taxes and insurance) in the aggregate that Administrative Agent determines are necessary to protect or maintain the Property and (2) to (I) foreclose on any of the Property with the written consent of all of the Lenders, provided that if such written consent has not been delivered to Administrative Agent after Administrative Agent’s written request therefor, Administrative Agent may (but shall have no obligation to) foreclose on any of the Property from and after the date which is ninety (90) days after Administrative Agent’s written request to the Lenders for such consent, or (II) exercise any other remedy, with respect to such Default or Event of Default, as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Majority Lenders shall violate the Loan Documents or applicable Legal Requirements. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 10.3.1 and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 10.3.1 shall be valid and binding on each Lender. All cash proceeds (other than cash proceeds subject to the provisions of Section 10.3.10) received from any enforcement actions, including the cash proceeds of a foreclosure sale of the Property, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5 and to the payment of the Administrative Fee and other servicing fees to the extent not paid by Borrower pursuant to Section 10.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.2 or 10.3.7; fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender and to pay any indebtedness of Borrower under any Secured Swap Agreement provided by Administrative Agent or any Affiliate.
10.3.2    All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares of the Loan. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Proportionate Shares of (i) any expenses incurred or to be incurred by Administrative Agent in connection with

Exhibit 10.1

any Default to the extent any such expenses have not been paid by Borrower or Guarantor, (ii) any advances or disbursements made or to be made to pay taxes (including special assessments or payments in lieu of real estate taxes), maintenance costs, ground rent, insurance premiums or other items (including capital items) which Administrative Agent or Majority Lenders determine are necessary to preserve the Lien (or priority of the Lien) of the Mortgage from any intervening lien, forfeiture, casualty, loss, waste or other impairment, diminution or reduction in value (including, without limitation, the completion of any applicable alterations or improvements which have theretofore been commenced or are deemed necessary for the leasing, marketing or maintenance of the Property as a “Class A” office building or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of the Property or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage (all such advances, collectively, “Protective Advances”), (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. Protective Advances shall not exceed One Million Dollars ($1,000,000.00) (exclusive of taxes and insurance)] annually unless approved by the Majority Lenders in advance. Each Lender’s Proportionate Share of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Loan collateral, and if unpaid by any Lender as set forth below, its Proportionate Share thereof shall bear interest at the rate applicable to such amount under the Loans or if no longer applicable, at the Base Rate.  Administrative Agent shall notify each Lender in writing of its Proportionate Share of each Protective Advance.  Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Proportionate Share of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate on or before the fifth (5th) Business Day after the day Administrative Agent provides Lenders with notice of the making of such advance.
10.3.3    If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to collect on the Notes or enforce the Mortgage or any other Loan Document, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Mortgage or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Proportionate Shares.
10.3.4    If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent

Exhibit 10.1

and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such receivership, and the conduct of any foreclosure action shall be made by Administrative Agent, provided that all decisions concerning the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Property shall be subject to the written consent of the Majority Lenders. All decisions concerning the manner of taking and holding title to the Property (other than as set forth in Section 10.3.5 below), the sale of the Property after foreclosure pursuant to Section 10.3.6, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article 10. The costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Proportionate Shares. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding brought to foreclose the Mortgage and collect on the Notes.
10.3.5    If the Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations, the title to the Property shall be held as required by the Majority Lenders and as acceptable to Administrative Agent provided title is held in an entity or structure which limits liability of the Lenders and is a “pass-through” entity or structure for income tax purposes, or, in the absence of such direction of the Majority Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders, or a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders) is the manager and the Lenders (or their permitted assignees) are the members in proportion to their Proportionate Shares, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Majority Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 10.3 and Article 10 in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders. In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.
10.3.6    Administrative Agent shall (i) prepare for the approval of the Majority Lenders a recommended course of action for the Property including a budget for the administration, operation, management, construction, completion, repair, restoration and preparation for sale of the Property for at least ninety (90) days, and (ii) establish a Minimum Sale Price (as defined below) for the Property (a “Post-Foreclosure Plan”). Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including,

Exhibit 10.1

without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of rents and other sums from the Property and paying the expenses of the Property. Once approved by the Majority Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article 10, to operate and maintain the Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan. It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post-Foreclosure Plan shall be realized. If the Majority Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (x) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders, may approve an interim plan to govern the operations of the Property until the Majority Lenders approve the first plan; and, (y) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (x), then the Property shall be operated under the most recent Post-Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Majority Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at the Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for the Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to the Property for the benefit of the Lenders. Administrative Agent shall not make any changes to the approved Post-Foreclosure Plan without the consent of the Majority Lenders. Administrative Agent may market and sell an Acquired Property for a sale price that is greater than or equal to the Minimum Sale Price. As used herein, the “Minimum Sale Price” for the Property shall, in each case, be ninety five percent (95%) of the least of (i) the appraised liquidation value of the Property (based on an Appraisal obtained by the Administrative Agent not more than six (6) months prior to the acquisition date), (ii) the purchase price of such Property at its foreclosure or the settlement amount attributable to such Property in a deed in lieu of foreclosure transaction, or (iii) the sum of the Loan balance on the date of acquisition of the Property plus the aggregate amount funded as Protective Advances (the “Target Loan Amount”).
(a)    Notwithstanding the provisions of Section 10.3.5(a), each of the following actions with respect to the Property shall require the consent of the Majority Lenders:
(i)    approval of any Post-Foreclosure Plan, and any subsequent annual budget for the administration, operation, management, construction, completion, repair, restoration and preparation for sale of the Property that requires contributions from the Lenders;

Exhibit 10.1

(ii)    selling the Property for less than its Minimum Sale Price;
(iii)    leasing space covering twenty five thousand (25,000) or more rentable square feet of the Improvements, provided that (A) prior to seeking the Majority Lenders’ consent to any such lease, Administrative Agent shall deliver to the Lenders a term sheet for such lease and appropriate financial or other information which shall allow the Lenders to evaluate the creditworthiness of the proposed tenant, (B) following receipt of such information, the Majority Lenders shall approve or disapprove each such lease for which approval is required under this clause (iii) within ten (10) Business Days of the submission by Administrative Agent to the Lenders of a written request for such approval, and (C) if the any Lender receives but does not reply to any such written request within ten (10) Business Days, such request shall be deemed approved; and
(iv)    undertaking any other action that is outside the ordinary course of administering, operating, managing, constructing, completing, repairing, restoring or otherwise dealing with the Property in accordance with its applicable Post-Foreclosure Plan.
(b)    Administrative Agent shall monthly render, or cause to be rendered, to each Lender an income and expense statement for the Property.
10.3.7    Upon demand therefor from time to time, each Lender shall contribute its Proportionate Share of all costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Property, and each Lender shall promptly contribute its Proportionate Share of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.
10.3.8    To the extent there is net operating income from the Property, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders in accordance with Section 10.3.10.
10.3.9    The Lenders acknowledge and agree that if title to the Property is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Property will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable. Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Majority Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Property in accordance with the immediately preceding sentence shall name Administrative Agent, as Agent for the Lenders, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Property without

Exhibit 10.1

the prior consent of each Lender. If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Proportionate Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.
10.3.10    All cash proceeds received with respect to the Property after so acquiring title to or taking possession of the Property, including cash proceeds from the rental, operation and management of the Property and the proceeds of a sale of the Property, shall be applied, first, to the payment of the Administrative Fee to the extent not paid by Borrower pursuant to Section 10.11 and any unpaid Servicing Fees and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 10 or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Property; third, to the establishment of reasonable reserves for the operation of the Property, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.4 or (g); fifth, in accordance with clauses first through fourth of Section 10.3.1; and sixth, pari passu to the Lenders in accordance with their respective Proportionate Shares on account of all sums due and unpaid under the Loan Documents, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
10.3.11    Special Servicing.
(a)    Notwithstanding anything to the contrary herein, Administrative Agent may resign as Administrative Agent hereunder unless, within thirty (30) days after the occurrence of a Special Servicing Event (as hereinafter defined), Administrative Agent and the Lenders have reached an agreement with respect to the fees (collectively, the “Servicing Fees”) that would be payable to Administrative Agent for servicing, special servicing and administering the Loans after such Special Servicing Event and during the continuation thereof and for administration of the ownership, operation and management of the Property during any period of time that the Property is owned by Administrative Agent or its nominee or other entity pursuant to Section 10.3.5 as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure. Such Servicing Fees shall be payable in accordance with a separate agreement to be entered into by Administrative Agent and the Lenders. In all events, the Administrative Fee shall continue to be payable to Administrative Agent until the Loan has been fully repaid, all collateral for the Loan has been disposed of and proceeds thereof distributed and all services of Administrative Agent hereunder have terminated.
(b)    In the event Administrative Agent resigns as permitted above, then the Majority Lenders shall have the right to appoint a successor Administrative Agent which (i) satisfies the requirements of Section 10.8 or (ii) is a Qualified Special Servicer (as hereinafter defined), within thirty (30) days after such resignation, subject to Borrower’s approval unless an Event of Default has occurred and is continuing, which approval by Borrower shall not be unreasonably

Exhibit 10.1

withheld or delayed and provided that GECB or any of its Affiliates shall be deemed approved by Borrower. Until such successor Administrative Agent is so appointed, any decisions, determinations, consents, approvals, or other actions required to be provided or made by Administrative Agent under any of the Loan Documents shall be deemed to be effective only if approved by the Majority Lenders. GECB may require the resigning Administrative Agent (on behalf of the Lenders) to appoint GECB or its Affiliate as successor Administrative Agent during such thirty (30) day period instead of any different successor Administrative Agent selected by the Majority Lenders. If GECB does not require the appointment GECB or its Affiliate as successor Administrative Agent pursuant to the preceding sentence and if the Majority Lenders have not appointed a successor Administrative Agent within such thirty (30) day period, then the resigning Administrative Agent shall (on behalf of the Lenders) appoint a successor Administrative Agent that satisfies the requirements of Section 10.8 or is a Qualified Special Servicer, subject to Borrower’s approval unless an Event of Default has occurred and is continuing, which approval by Borrower shall not be unreasonably withheld or delayed. Whether the Qualified Special Servicer is appointed by the Majority Lenders or by the resigning Administrative Agent, the Lenders shall pay the Servicing Fees required by such successor Administrative Agent in accordance with a separate agreement with such successor Administrative Agent.
(c)    The time periods within which Administrative Agent is required to act in this Article 10 shall be tolled, commencing on the thirtieth day after the occurrence of a Special Servicing Event, and continuing until ten (10) Business Days after a replacement Administrative Agent has been appointed pursuant to this Section 10.3.11 or Administrative Agent and the Lenders have reached an agreement regarding the Servicing Fees.
(d)    As used in this Section 10.3.11, the following terms have the meanings assigned below:
(i)    “Qualified Special Servicer” means a nationally recognized commercial mortgage loan servicer which (A) has the minimum rating required of the greater of (1) "CSS1" or (2) the minimum rating required of a special servicer in the case of Fitch, (B) is on the S&P list of approved special servicers in the case of S&P and (C) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.
(ii)    “Special Servicing Event” means (i) the occurrence of any Event of Default of which Administrative Agent has given notice thereof to the Lenders pursuant to Section 10.3.1 or (ii) the receipt by Administrative Agent of a notice of an Event of Default from any Lender pursuant to Section 10.3.1.
10.4    Rights as a Lender. With respect to its Commitment and the Loans made by it, Capital One (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall,

Exhibit 10.1

unless the context otherwise indicates, include Administrative Agent in its individual capacity. Capital One (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any Secured Swap Agreement or other “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto and Capital One and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Capital One or its affiliates may receive information regarding Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.
10.5    Standard of Care; Indemnification. Solely as between Administrative Agent and the Lenders, with respect to Administrative Agent’s relationship hereunder with the Lenders, and notwithstanding anything to the contrary contained in the Loan Documents or this Article 10, in performing its duties under the Loan Documents, Administrative Agent will service and administer the Loan or the management of the Property, as applicable, (i) in accordance with applicable law, (ii) in accordance with the terms of the Loan Documents, and (iii) in the same manner in which, and with the same care, skill, prudence and diligence with which, it administers mortgage loans comparable to the Loan or manages real estate owned properties comparable to any Property for its own account, but Administrative Agent shall have no further responsibility to any Lender except for its own gross negligence or willful misconduct which results in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 5.28, but without limiting the obligations of Borrower under Section 5.28) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 5.28, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided,

Exhibit 10.1

however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.5. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so, if any) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 10.5, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Proportionate Share.
10.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower or Affiliate of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 10.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Property or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business

Exhibit 10.1

of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article 10 or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.
10.7    Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
10.8    Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice. The Majority Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by Administrative Agent within such cure period. Upon any such resignation or removal, GECB shall have the right, but not the obligation, to succeed to Administrative Agent, and in the event GECB does not elect to succeed Administrative Agent, then the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Institution, subject to Borrower’s approval unless an Event of Default has occurred and is continuing, which approval by Borrower shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be subject to Borrower’s approval unless an Event of Default has occurred and is continuing, which approval by Borrower shall not be unreasonably withheld or delayed; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties

Exhibit 10.1

and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such collateral security, which successor Administrative Agent shall be subject to Borrower’s approval unless an Event of Default has occurred and is continuing, which approval by Borrower shall not be unreasonably withheld or delayed); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its applicable Proportionate Share; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Majority Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 10.9 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Majority Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 10.8). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article and Sections 5.28, 5.29, 11.12 and 11.23 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder.
10.9    Consents Under Loan Documents. Except as otherwise provided in this Agreement, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in Administrative Agent’s reasonable judgment, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 10.5. Any other amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Majority Lenders and Administrative Agent, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, neither Administrative Agent nor the Majority Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which

Exhibit 10.1

are otherwise required or contemplated under the Loan Documents), and the following shall require the consent of all Lenders:
(a)    increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 10.3.2, 10.3.4, 10.3.7, 10.5 and 10.12 hereof) without the consent of each Lender affected thereby;
(b)    reduce the principal amount of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) or reduce any extension fee payable pursuant to Section 2.9 without the consent of each Lender affected thereby;
(c)    extend any stated payment date for principal of or interest on the Loans payable to any Lender or waive any material condition to the extension of the Maturity Date provided for in Section 2.9 without the consent of each Lender affected thereby;
(d)    release Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 11.20 and any resigning Administrative Agent pursuant to Section 10.8 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Majority Lenders, and any decision to waive or release Guarantor from liability with respect to its exposure under the Guaranty of Recourse Obligations for the matters referenced in Section 1.01 thereof may be granted by the Majority Lenders) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release Borrower and Guarantor (A) as expressly provided in the Loan Documents and (B) upon payment of the Debt in full in accordance with the terms of the Loan Documents);
(e)    release or subordinate in whole or in part any material portion of the collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Mortgage and other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);
(f)    modify any of the provisions of this Section 10.9, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender;
(g)    modify the terms of any Event of Default without the consent of each Lender;
(h)    consent to (i) the sale, transfer or encumbrance by Borrower of any portion of the Property (or any interest therein) or any direct or indirect ownership interest therein, except as otherwise provided in Section 5.25, (ii) the incurrence by Borrower of any additional indebtedness

Exhibit 10.1

secured by the Property, in each case to the extent such consent is required under the Loan Documents (and subject to any standard of reasonability set forth therein) without the consent of each Lender, and (iii) cross-default the Loan with any other indebtedness;
(i)    modify or waive any provision of (A) clauses (i), (iii), or (iv) of Section 2.9(a) or (B) Section 2.9(b);
(j)    approve any Major Lease which covers fifty thousand (50,000) or more rentable square feet of the Improvements without the consent of the Majority Lenders;
(k)    modify any material provision of Section 3.5 or the Cash Management Agreement, or waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of the Majority Lenders;
(l)    approve of a replacement manager of the Property pursuant to Section 5.12 hereof or otherwise without the approval of the Majority Lenders unless such replacement manager (i) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property and in New York metropolitan area, (ii) has, for at least five (5) years prior to its engagement as replacement manager, managed at least (5) properties of the same property type as the Property, and (iii) is not the subject of a bankruptcy or similar insolvency proceeding;
(m)    approve any material increase in management fees under any Management Agreement without the approval of the Majority Lenders; or
(n)    agree to any reduction in any insurance coverage required under Article 7 hereof with respect to the Property without the approval of the Majority Lenders.
Notwithstanding anything to the contrary contained in this Agreement, (w) any modification or supplement of Article 10, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent, (x) any modification or supplement of any rights or obligations in respect of any Secured Swap Agreement shall require the consent of Administrative Agent; (y) any modification or supplement of any rights or obligations in respect of Sole Lead Arranger or Sole Bookrunner shall require the consent of Sole Lead Arranger or Sole Bookrunner, respectively; and (z) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and subordination and non-disturbance agreements with tenants at the Property. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing

Exhibit 10.1

as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.
10.10    Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.
10.11    Administrative Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Administrative Fee in accordance with the Fee Letter. The Administrative Fee shall be payable on the date hereof and annually on each anniversary of the date hereof pursuant to the Fee Letter. Borrower agrees that, once paid, the Administrative Fee or any part thereof payable hereunder shall not be refundable under any circumstances.
10.12    Defaulting Lenders.
10.12.1    Generally. A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of any advance pursuant to Sections 10.3.2, 10.3.4 or 10.3.7 or any Protective Advance, or otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 10.5, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 11.20; (c) shall exercise any rights of set-off in violation of Section 11.21; (d) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall

Exhibit 10.1

not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers and each Lender. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 10.12.2 or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.
10.12.2    Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to Eligible Institution subject to and in accordance with the provisions of Section 11.20 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 11.20, shall pay to Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus

Exhibit 10.1

interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding Section 10.12.1.
10.12.3    Optional Advance by Lender of Defaulting Lender’s Proportionate Share. If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or Proportionate Share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Proportionate Share and thereafter to each of the Lenders in descending order of their respective Proportionate Shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s Proportionate Share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.
10.12.4    Special Advance Lender. In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable). It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Property, shall be without regard to any adjustment in the Proportionate Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.
10.12.5    Notice Requirements. A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation

Exhibit 10.1

as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.
10.12.6    Special Advance Lender’s Rights to Sums Paid to Defaulting Lender. A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.
10.12.7    Defaulting Lender’s Indemnification of Administrative Agent and Lenders. Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 10.12.3 above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.
10.12.8    Subordination of Rights of Defaulting Lender. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Proportionate Share of any advance described in Sections 10.3.2, 10.3.4, 10.3.7 or 10.5 or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Proportionate Share (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Proportionate Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Proportionate Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding

Exhibit 10.1

(i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Majority Lenders or all Lenders. The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.
10.12.9    Removal of Rights. A Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 10.9 of this Agreement) and shall not be considered in the calculation of “Majority Lenders” so long as it is a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders.  Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.
10.13    Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
10.14    Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.
10.15    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or other similar debtor relief laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.2 and Section 5.28) allowed in such judicial proceeding; and

Exhibit 10.1

(b)    to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.2 and Section 5.28.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
10.16    USA Patriot Act Notice; Compliance. In order for Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.
10.17    Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Proportionate Shares.  Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender.  No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loans or reimbursements for other Lender Funding Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.  The failure of any Lender to pay to Administrative Agent its Proportionate Share of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Proportionate Share of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Proportionate Share of the Lender Funding Amount.  In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Proportionate Share of such Lender Funding Amounts regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor.  The obligation of Lenders to pay to such Lender

Exhibit 10.1

Funding Amounts are in all regards independent of any claims between Administrative Agent and any Lender.
10.18    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.
10.19    Lenders with Titles. Anything herein to the contrary notwithstanding, no Lender (other than any Lender that is also Administrative Agent) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender.
10.20    Arranger; Bookrunner. Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
10.21    ERISA Representations. Neither the execution nor delivery by Administrative Agent or any Lender of this Agreement, or any other Loan Documents or any subsequent Assignment and Acceptance, nor the exercise of any remedy or enforcement of any right with respect thereto, will constitute a prohibited transaction within the meaning of section 406 of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, for which an exemption is not available. No Lender will sell, assign, transfer, participate or otherwise dispose of its interest in the Loan and the Loan Documents to any entity unless the prospective purchaser, assignee, participant or transferee provides the Administrative Agent and the other Lenders with a certification or opinion of counsel reasonably satisfactory to such other parties that such sale, assignment, transfer, participation or other disposition will not constitute, and will not cause the exercise of any remedy or enforcement of any right with respect to this Agreement or the Loan Documents to be, such a prohibited transaction.
10.22    Lender’s Right to Request Evidence of Insurance. At any time during the term of the Loan, a Lender may deliver written request to Administrative Agent that Administrative Agent deliver written request to Borrower to provide copies of the Policies in accordance with the terms of Article 7, and Administrative Agent shall promptly deliver such written request to Borrower. Upon receipt of copies of the Policies from Borrower, Administrative Agent shall promptly deliver same to the requesting Lender.

Exhibit 10.1

10.23    Amendments and Modifications to Article 10. Administrative Agent and the Lenders shall be permitted to amend or modify any provision in this Article 10 relating to the relationship between Administrative Agent, each Lender, and the Lenders as between themselves, without Borrower’s consent, provided that any such amendment or modification does not affect Borrower’s rights and obligations hereunder.
10.24    Article 10 Generally. The parties to this  Agreement acknowledge and understand  that the provisions of this Article 10 are generally intended to reflect agreements as between and among Administrative Agent, on the one hand,  and Lenders, on the other hand, and not as between Borrower, on the one hand, and Administrative Agent and Lenders, on the other hand,  and therefore, notwithstanding anything to the contrary in this Article 10, nothing in this Article 10 shall in any way (a) modify or limit Borrower’s or Guarantor’s rights, remedies or obligations under this Agreement or any other Loan Document, or (b) modify, or reduce the rights or obligations of Administrative Agent or the Lenders with respect to Borrower or Guarantor under this Agreement or under the other Loan Documents.

11.	MISCELLANEOUS
11.1    Exculpation. Subject to the qualifications below, neither Administrative Agent nor any Lender shall enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lenders, and neither Administrative Agent nor any Lender shall sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Administrative Agent or any Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any of the rights and remedies of Administrative Agent or the Lenders thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any other appropriate action or proceeding in order for Lenders to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; (vii) limit any rights of Administrative Agent and/or the Lenders under the guaranty delivered by the Guarantor in connection with the Loan; or (viii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Administrative Agent or any Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with

Exhibit 10.1

the following; (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):
(a)    fraud or intentional material misrepresentation by Borrower or Guarantor in connection with obtaining the Loan;
(b)    material physical waste of the Property or any portion thereof, or, after an Event of Default, the removal or disposal of any material portion of the Property or damage or destruction to the Property caused by the intentional acts or omissions of Borrower, its agents, employees, or contractors unless (A) such portion removed or destroyed shall be replaced by property of the same utility and of the same or greater value or (B) such removal or disposal is in the ordinary course of the Borrower’s business and does not constitute material physical waste;
(c)    any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);
(d)    all Rents of the Property received or collected by or on behalf of Borrower during the continuance of an Event of Default and not applied to payment of the Debt, or to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums);
(e)    misappropriation (including failure to turn over to Administrative Agent on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds derived from the Project, including the transfer of funds to any Affiliate of Borrower or Guarantor other than payments to Affiliates expressly permitted hereunder;
(f)    the failure to pay Taxes, to the extent funds are available from the Property therefor, provided Borrower shall not be liable to the extent funds to pay such amounts are available in the Tax and Insurance Account and Administrative Agent failed to pay the same;
(g)    the gross negligence or willful misconduct of Borrower or Guarantor in connection with the Loan or the Property;
(h)    Borrower’s failure to maintain insurance as required by this Agreement to the extent funds are available from the Property therefor;
(i)    the failure to remove any judgment lien against Borrower and affecting the Property beyond any notice and cure period;

Exhibit 10.1

(j)    the entering into of a lease or any other agreement for occupancy of space at the Property or a modification of a Lease in either case not in accordance with the terms hereof; or
(k)    a material breach of the covenants set forth in Section 5.13 hereof (including, without limitation, the restrictions set forth therein on incurring additional indebtedness) that does not result in a substantive consolidation of Borrower into another entity or Person.
Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) neither Administrative Agent nor any Lender shall be deemed to have waived any right which Administrative Agent and the Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Administrative Agent’s and the Lenders’ agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1(d), other than with respect to a lease, shall have occurred or (ii) a breach of the covenants set forth in Section 5.13 hereof that results in substantive consolidation of Borrower into another entity or Person, or (iii) the occurrence of any condition or event described in either Section 8.1(f) or Section 8.1(g) and, with respect to such condition or event described in Section 8.1(g), either Borrower, Guarantor or any Person Controlling Borrower or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event, or (iv) Borrower creates (voluntarily) or permits to occur any Lien, that is not removed or contested as provided herein, on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, excepting only the Permitted Encumbrances or Permitted Transfers, or (v) an act or omission of any of Borrower or Guarantor or Affiliate of any thereof which materially hinders, delays or interferes with Administrative Agent’s or any Lender’s enforcement of its rights hereunder or under any other Loan Document or the realization of the collateral, including the assertion by any of Borrower or Guarantor of defenses or counterclaims, but the foregoing shall not effect Borrower’s or Guarantor’s rights to contest or raise good faith defenses in any actions by Lenders or Administrative Agent.
11.2    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders other than Meridian Capital in connection with the Loan. Borrower shall indemnify and hold Administrative Agent and the Lenders harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person, including Meridian Capital, that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
11.3    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making

Exhibit 10.1

by Lenders of the Loan and the execution and delivery to Lenders of the Notes, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Administrative Agent and respective Lenders.
11.4    Administrative Agent’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or is to be in Administrative Agent’s discretion, the decision of Administrative Agent to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.
11.5    Governing Law.
(a)    THIS AGREEMENT, THE NOTE AND THE LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LEGAL REQUIREMENTS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE

Exhibit 10.1

COURT IN NEW YORK COUNTY, NEW YORK PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT ITS GENERAL COUNSEL AT C/O AMERICAN REALTY CAPITAL, 405 PARK AVENUE, 15TH FLOOR, NEW YORK, NEW YORK 10022 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
11.6    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.
11.7    Trial by Jury. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN

Exhibit 10.1

DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
11.8    Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.
11.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.10    Preferences. Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Administrative Agent for the account of the Lenders, or Administrative Agent receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.
11.11    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower.
11.12    Remedies of Borrower. If a claim or adjudication is made that Administrative Agent or any of its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to

Exhibit 10.1

commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Administrative Agent and its agents, with respect to actions taken by Administrative Agent or its agents on Borrower’s behalf.
11.13    Prior Agreements. This Agreement, the other Loan Documents, and the Fee Letter, contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
11.14    Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, the Lenders or their respective agents, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Administrative Agent or any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
11.15    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public (other than Borrower’s customary financial reporting), which refers to the Loan Documents, the Loan, Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender, or a Loan purchaser, shall be subject to the prior written approval of Administrative Agent not to be unreasonably withheld. Administrative Agent shall not issue any of the foregoing without Borrower’s prior written approval, such approval not to be unreasonably withheld. Subject to Borrower’s prior written approval, such approval not to be unreasonably withheld, Administrative Agent and each of the Lenders may issue press releases, advertisements, other promotional materials and other disclosures (including disclosures to league tables and similar services) in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the basic terms of the Loans consistent with information found on a “tombstone” and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement, promotional material shall be approved in writing by Administrative Agent and such Lender in advance of issuance, such approval not to be unreasonably withheld.
11.16    No Usury. Borrower and Lenders intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.16 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved

Exhibit 10.1

or received with respect to the Debt, or if Administrative Agent’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent for the accounts of the respective Lenders shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent and the Lenders for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
11.17    Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.
11.18    No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
11.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Sole Lead Arranger or Sole Bookrunner are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent, Sole Lead Arranger or Sole Bookrunner, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, Sole Lead Arranger and Sole Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to Borrower or any of its Affiliates

Exhibit 10.1

with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Sole Lead Arranger and Sole Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.20    Assignments and Participations.
11.20.1    Assignments by the Lenders.
(a)    Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if the Lender assigning its Loan is Administrative Agent), provided that:
(i)    no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender except to the extent that Administrative Agent has reserved the right to consent to further assignments to a Lender in connection with the granting of its consent to the initial assignment to such Lender;
(ii)    except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to Five Million Dollars ($5,000,000) or, if less, the entire amount of the assigning Lender’s Loans and Commitment;
(iii)    each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;
(iv)    subject to the applicable Lender’s compliance with the provisions of clauses (ii) and (iii) above, Administrative Agent’s consent shall not be unreasonably withheld, delayed or conditioned if such assignment is made to an Eligible Institution and the provisions of clause (v) have been satisfied;
(v)    unless an Event of Default shall exist at the time of such assignment, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment (A) to a Competitor or (B) to a Person that is not an Approved Fund or an Eligible Institution;

Exhibit 10.1

(vi)    any such assignment shall be at no out-of-pocket cost to Borrower or the assigning party shall reimburse Borrower for any reasonable out-of-pocket costs and expenses incurred by Borrower in connection with such assignment;
(vii)    upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith. The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire;
(viii)    each such assignment by a Lender of its Loans or Commitment shall not require any processing, recording, administrative, or similar fee or payment by Borrower to Administrative Agent or any Lender in connection with such assignment.
(b)    From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.2.3, 2.2.4, 2.15.1 and 11.23 for the period prior to the assignment evidenced by the Assignment and Assumption); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.20.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.20.3.
(c)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Exhibit 10.1

11.20.2    Reserved.
11.20.3    Participations.
(a)    A Lender may, with prior written notice to Administrative Agent and with the consent of Borrower (which consent shall not be unreasonably withheld or delayed) if to a Competitor or to a Person that is not an Approved Fund or Eligible Institution unless an Event of Default shall exist at the time, sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any modification or waiver of any provision of this Agreement or any other Loan Document. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (I) increase or extend the term of such Lender’s Commitment, (II) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (III) reduce the amount of any such payment of principal, (IV) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (V) consent to any modification, amendment or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 10.9, requires the consent of each Lender affected thereby.
(b)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register
11.20.4    Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.20 (but without being subject thereto),

Exhibit 10.1

any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
11.20.5    Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, Guarantor or any of their respective Affiliates or the Property in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such assignee and participant agree to be bound by the terms of Section 11.26.
11.20.6    No Assignments to Borrower or Affiliates. Anything in this Section 11.20 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates (a “Borrower-Related Lender”) without the prior consent of Administrative Agent and Majority Lenders. Under no circumstances shall Borrower-Related Lender:
(a)    have any rights to vote or grant consent or approval with respect to any matter for which the vote, consent or approval of any Lender is required under the terms of the Loan Documents, including, without limitation, any of the matters set forth in Section 10.9 of this Agreement;
(b)    have any rights to participate in meetings or conference calls to which the Lenders are invited;
(c)    have any rights to receive any report or information (whether oral or written) from, or otherwise be consulted by, Administrative Agent or any other Lender that relates, in any way, to the Property, the Borrower or the Loan (including, without limitation, any report delivered pursuant to Section 6.3 of this Agreement or pursuant to Guaranty of Recourse Obligations); or
(d)    have any rights to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.
11.20.7    Pfandbriefe. Notwithstanding anything to the contrary contained herein, each Lender may make a pledge (a “Pfandbriefe Pledge”) to a trustee, administrator or receiver or their respective nominees, collateral agents or collateral trustees (herein sometimes referred to as a “Pfandbriefe Trustee”) without obtaining the consent of Borrower, Administrative Agent or any other Lender. A Lender that makes a Pfandbriefe Pledge is referred to herein as a “Pledging Lender.” Such Pfandbriefe Trustee shall be permitted to fully exercise its rights and remedies against the Pledging Lender (including, but not limited to, foreclosing on the Pledging Lender’s Note) and realize on any and all collateral granted by such Pledging Lender to the Pfandbriefe Trustee. Any

Exhibit 10.1

Pfandbriefe Pledge or acquisition of the interest of the Pledging Lender pursuant thereto is referred to herein as a “Pfandbriefe Transfer,” and the interest of the Pledging Lender that is subject to such Pfandbriefe Transfer is referred to herein as a “Pfandbriefe-Transferred Interest.” As a pre-condition to Pfandbriefe Trustee taking title to the Pfandbriefe-Transferred Interest following such exercise of rights and remedies under its Pfandbriefe Pledge, the Pfandbriefe Trustee shall enter into an assignment and assumption agreement whereby the Pfandbriefe Trustee assumes all of the obligations of the Pledging Lender under this Agreement and the Loan Documents with respect to the Pfandbriefe-Transferred Interest from and after the date of such assignment. Any further pledge or assignment following the acquisition of a Pfandbriefe-Transferred Interest by the Pfandbriefe Trustee, or any acquisition of such interest by any Person other than the Pfandbriefe Trustee (each, an “Additional Transfer”), shall be subject to all of the requirements set forth in Section 11.20.1 and shall require the prior written consent of Administrative Agent in accordance with this Agreement. Neither a Pfandbriefe Transfer nor any Additional Transfer (except, in the case of any such Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) shall result in the release of the Pledging Lender from any of its obligations under the Loan Documents. Notwithstanding the Pfandbriefe Transfer or any Additional Transfer, Administrative Agent, any Lender and Borrower shall each be entitled to deal exclusively with the Pledging Lender as the “Lender” with respect to the Pfandbriefe-Transferred Interest (and, accordingly, Administrative Agent, each Lender and Borrower shall be entitled to exclusively rely upon any certification, notice, document, authorization, instruction or other communication (including any thereof by telephone, telecopy, telegram or cable) made or given by the Pledging Lender notwithstanding any contrary or conflicting certification, notice, document, authorization, instruction or other communication made or given by the Pfandbriefe Trustee or any other transferee or assignee pursuant to any Additional Transfer), and the Pledging Lender (and not the Pfandbriefe Trustee or any other transferee or assignee) shall have the sole and exclusive right and power to exercise any and all rights of a Lender (whether contractual or otherwise) under, pursuant to or contemplated by this Agreement with respect to the Pfandbriefe-Transferred Interest (including, without limitation, the right to grant any and all discretionary approvals, consents and voting rights under this Agreement that relate to the Pfandbriefe-Transferred Interest), except (i) in the case of an Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer, the transferee or assignee shall succeed to the rights and powers originally held by the Pledging Lender to exercise any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest; (ii) in case a Sachwalter is appointed for the Pledging Lender by a German court at the request of the Federal Financial Supervisory Authority, then Administrative Agent, any Lender and Borrower (x) following a foreclosure or other exercise of rights under the Pfandbriefe Pledge, shall be entitled to deal exclusively with the Pfandbriefe Trustee (acting at the direction of such Sachwalter) with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest (provided that the Pfandbriefe-Transferred Interest has not been transferred or assigned pursuant to an Additional Transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) and (y) in all other cases (other than as provided in clause (iii) below), shall be entitled to deal exclusively with the Pledging Lender with respect to any and all approval, consent

Exhibit 10.1

and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest (provided that the Pfandbriefe-Transferred Interest has not been transferred or assigned pursuant to an Additional Transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer); and (iii) in any case where, following a foreclosure, for so long as the Pfandbriefe Trustee holds the Pfandbriefe-Transferred Interest but no Sachwalter has yet been appointed, Administrative Agent, any Lender and Borrower shall be entitled to deal exclusively with the Pfandbriefe Trustee with respect to the Pfandbriefe-Transferred Interest so foreclosed upon, in connection with any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest, but only to the extent that such approval, consent or voting rights relate to any decision to reduce the principal amount of the Loans included within the Pfandbriefe-Transferred Interest or reduce the interest rate thereon or extend any stated payment date for principal of or interest on the Loans included within the Pfandbriefe-Transferred Interest or release Borrower from any liability for, or any material collateral granted for, the principal or of interest on the Loans included within the Pfandbriefe-Transferred Interest (except that no such consent shall be required for any release expressly provided in the Loan Documents or upon payment of the obligations relating to the Loans included within the Pfandbriefe-Transferred Interest in full in accordance with the terms of the Loan Documents). The pledgee or transferee of any interest pursuant to the Pfandbriefe Transfer, any foreclosure on the Pfandbriefe-Transferred Interest or any Additional Transfer shall be bound by the provisions of this Agreement and the Loan Documents as if it were a “Lender” or “Noteholder” hereunder or thereunder. No Pfandbriefe Transfer, nor any foreclosure on the Pfandbriefe-Transferred Interest, nor any Additional Transfer, shall affect or change in any way any of the rights or obligations with respect to the Pfandbriefe-Transferred Interest, and the interest acquired by the Pfandbriefe Trustee pursuant to the Pfandbriefe Transfer, and the interest acquired by any other transferee or assignee pursuant to any Additional Transfer, shall remain subject to all rights, defenses, offsets, claims and counterclaims which Administrative Agent, any Lender or Borrower may have against the Pledging Lender. Without limiting the foregoing, any rights or claims of the Pfandbriefe Trustee or any transferee or assignee of the Pfandbriefe-Transferred Interest pursuant to any Additional Transfer as against Administrative Agent shall be subject to the same limitations and exculpations as are set forth with respect to the rights and claims of a “Lender” as against Administrative Agent contained in this Agreement. The Pledging Lender shall promptly reimburse Administrative Agent for any and all out-of-pocket costs and expenses incurred by Administrative Agent in connection with any Pfandbriefe Transfer or Additional Transfer. Notwithstanding anything to the contrary in this Section 11.20.7, any Pfandbriefe Transfer or any Additional Transfer under this Section 11.20.7 shall require Borrower’s consent in accordance with Section 11.20.1 hereof as if such Pfandbriefe Transfer or any Additional Transfer was an assignment under Section 11.20.1 hereof.
11.20.8    Assignments by Borrower. Except as otherwise expressly permited in Section 5.25 hereof, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
11.20.9    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the

Exhibit 10.1

Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.21    Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders exercised in their sole discretion, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.22    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
11.23    Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall not be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of

Exhibit 10.1

Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
11.24    Cooperation with Syndication. Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort at no actual out-of-pocket cost to Borrower and without the requirement of any processing, recording, administrative, or similar fee or payment by Borrower to Administrative Agent or any Lender in connection therewith. Without limiting the generality of the foregoing, Borrower shall, at the request of Administrative Agent (i) facilitate the review of the Loans, the Property and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Guarantor, the Property and the other collateral for the Loans; (iv) make representatives of Borrower available to meet with prospective Lenders at tours of the Property and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; (vi) use its best efforts to ensure that the Syndication efforts of Administrative Agent benefit materially from its existing banking relationships; and (vii) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully. Borrower agrees to take such further reasonable action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication.
11.25    Severance of Loan.
11.25.1    Loan Components. Administrative Agent shall have the right, at any time with the unanimous consent of the Lenders, with respect to all or any portion of the Loan, to (a) cause the Notes and the Mortgage to be severed and/or split into two or more separate notes, mortgages and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans, (b) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Mortgage and the other Loan Documents, (c) create multiple components of the Notes (and allocate or re-allocate the outstanding principal amount of the Loan among such components) or (d) otherwise sever the Loan into two or more loans secured by the Mortgage and the other Loan Documents (each of clauses (a) through (d), a “Bifurcation”); in each such case, in whatever proportions and priorities as Administrative Agent may so direct in its discretion; provided, however, that in each such instance (i) the outstanding principal amount of all the Notes evidencing the Loan (or components of such Notes) immediately following such Bifurcation shall be equal to the outstanding principal amount of the Loan immediately prior to such Bifurcation, and (ii) the weighted average Applicable Margin with respect to the new notes immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average Applicable Margin with respect to the initial Notes delivered hereunder (as such interest rates are subject to being adjusted from time to time in accordance herewith, including as a result of the accrual of interest at the Default Rate) and (iii) Borrower’s obligations and liabilities shall not be increased or Borrower’s rights reduced by a Bifurcation. If requested by Administrative

Exhibit 10.1

Agent in writing, Borrower shall execute within ten (10) days after such request, a severance agreement, amendments to or amendments and restatements of any one or more Loan Documents, and such documentation as Administrative Agent may reasonably request to evidence and/or effectuate any such Bifurcation, all in form and substance reasonably satisfactory to Administrative Agent. Borrower shall not be required to pay any processing, recording, administrative, or similar fee or payment by to Administrative Agent or any Lender in connection with a Bifurcation.
11.26    Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its subsidiaries and Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Legal Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any eligible assignee of or Participant in, or any prospective eligible assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower, Guarantor, or any Affiliate of Borrower of Guarantor, and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.26 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower, Guarantor, or an Affiliate of Borrower or Guarantor; provided that Information may not in any circumstance be disclosed to a Competitor. For the purposes of this Section 11.26, “Information” means all information received from or on behalf of the Borrower or Guarantor, their subsidiaries or Affiliates or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or Guarantor, or their subsidiaries or Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 11.26 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
ARC NYC123WILLIAM, LLC,
a Delaware limited liability company

By:    New York City Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:    American Realty Capital New York City REIT, Inc.,
a Maryland corporation, its general partner

By: /s/ Gregory W. Sullivan
Name: Gregory W. Sullivan
Title: CFO & COO

(Signatures continue on following pages.)

Exhibit 10.1

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION,
as administrative agent

By: /s/ Marlene Schwartz
Name: Marlene Schwartz
Title: Senior Vice President

LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Marlene Schwartz
Name: Marlene Schwartz
Title: Senior Vice President

Address for Notices:

Capital One, National Association
280 Park Avenue, 23rd Floor
New York, New York 10017
Attention: Michael J. Sleece

with a copy to:

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: Jeffrey J. Temple, Esq.

(Signatures continue on following pages.)

Exhibit 10.1

GE CAPITAL BANK,
a Utah banking corporation

By: /s/ Sherri C. Jardine
Name: Sherri C. Jardine
Title: Authorized Signatory

GE Capital Bank
c/o GE Capital Real Estate
299 Park Avenue
New York, New York 10171
Attention: Richard Engel
Reference: 123 William Street

with a copy to:

GE Capital Bank
c/o GE Capital Real Estate – Legal
299 Park Avenue
New York, New York 10171
Attention: Legal Counsel
Reference: 123 William Street

and to:

GE Capital Bank
6510 Millrock Drive, Suite 200
Salt Lake City, Utah 84121
Attention: Chief Financial Officer
Reference: 123 William Street

and to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Victoria Shusterman, Esq.
Reference: 123 William Street
Facsimile: (212) 894-5848
E-Mail: Victoria.shusterman@kallenlaw.com

(End of signatures.)

Schedule 2
Exceptions to Representations and Warranties

None.

Schedule 2-1

Schedule 3
Rent Roll

Schedule 3-1

Schedule 4
Organization of Borrower

Schedule 4-1

Exhibit 10.1

Schedule 4.16

The following Tenants have not yet accepted possession their respective demised premises:
Coalition, SingleStop, HRA-DCAS and Shareablee

The following Tenants have not commenced payment of rent under their respective Leases:
Cooper Robertson, Digital Evolution, HRA-DCAS, Shareablee, Coalition and SingleStop

The following Tenants have not delivered security deposits required under their respective Leases:
BentOn

Schedule 5
Definition of Special Purpose Entity
A “Special Purpose Entity” means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter, except to the extent approved by Administrative Agent in writing:
(i)was and will be organized solely for the purpose of acquiring, owning, leasing, subleasing, operating, managing, improving, financing and selling the Property;
(ii)    has not engaged and will not engage in any business unrelated to the purposes set forth in Section (i) herein;
(iii)    has not had and will not have any assets other than those related to the Property;
(iv)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger (except as otherwise permitted by this Agreement), asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like (except as otherwise permitted by this Agreement), or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);
(v)    has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations provided, however, that the foregoing shall not require the owners of Borrower to make any capital contributions to Borrower;
(vi)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(vii)    has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns except to the extent the Borrower was or is treated as a “disregarded entity” for tax purposes and was or is not required to file tax returns under applicable law;
(viii)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(ix)    has not commingled and will not commingle its funds or assets with those of any other Person;
(x)    has held and will hold its assets in its own name;
(xi)    has conducted and will conduct its business in its name only, and has not and will not use any trade name;

Schedule 5-1

Exhibit 10.1

(xii)    has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person, provided, however, Borrower’s assets may be included in a consolidated financial statement of its Affiliates;
(xiii)    has paid and will pay its own liabilities, including the salaries of its own employees (if any), out of its own funds and assets;
(xiv)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xv)    has maintained and will maintain an arm’s-length relationship with its Affiliates;
(xvi)    has and will have no indebtedness other than the Permitted Indebtedness;
(xvii)    has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;
(xviii)    has not and will not acquire obligations or securities of its partners, members or shareholders;
(xix)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery and invoices;
(xx)    except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxi)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxii)    intentionally omitted;
(xxiii)    has not made and will not make loans to any Person;
(xxiv)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(xxv)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxvi)    intentionally omitted; and
(xxvii)    will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

Schedule 5-2

Exhibit 10.1

Schedule 5-3

Schedule 6
Commitments and Proportionate Shares

LENDER	PROPORTIONATE SHARE	COMMITMENT

Capital One, National Association	50%	$55,000,000.00
GE Capital Bank	50%	$55,000,000.00
Totals	100.000000000%	$110,000,000.00

Schedule 6-1

Exhibit A
ADVANCE CONDITIONS
Each advance of the Loan following the Initial Advance shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following:

1.	Borrower shall have submitted to Administrative Agent a Request for Advance in the form of Exhibit B attached to this Agreement.

2.
There shall exist no Event of Default (currently and after giving effect to the requested advance) and the Debt Yield shall be greater than or equal to nine percent (9%) as of the Calculation Date nearest the date of such Request for Advance and as of the Calculation Date nearest the date of such advance (in each case after giving effect to the requested advance).

3.
The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct in all material respects as of the date of the advance as if made on the date of the advance; provided, that Borrower may provide Administrative Agent with an updated rent roll which shall serve as the “Rent Roll” for the purposes of Section 4.16 in place of Schedule 3 to this Agreement and otherwise make such updates that are necessary to make the representations and warranties true and correct as of the date of the Request for Advance.

4.
Such advance shall be secured by the Loan Documents, subject only to Permitted Encumbrances, as evidenced by a pending disbursement endorsement to the title policy satisfactory to Administrative Agent.

5.
Borrower shall have paid Administrative Agent’s costs and expenses in connection with such advance (including title charges in connection with any pending disbursement endorsement to the title policy required under paragraph 4 above, and costs and expenses of Administrative Agent’s inspecting engineer and attorneys).

6.
(a) No condemnation or adverse possession, as reasonably determined by Administrative Agent, zoning or usage change proceeding shall have occurred or shall have been threatened against the Property; (b) the Property shall not have suffered any material damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; or (c) no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which, with respect to (a), (b) or (c) above, would have, in Administrative Agent’s reasonable judgment, a material adverse effect on the Property or Borrower’s ability to perform its obligations under the Loan Documents.

7.
Lenders shall have no obligation to make (i) any Additional Advances for less than an aggregate amount of One Million Dollars ($1,000,000), except for the final Additional Advance, or (ii) advances more often than once in any one‑month period.

8.	Each advance request shall be submitted to Administrative Agent at least ten (10) Business Days prior to the date of the requested advance.

9.
Each request for and acceptance of a Loan advance shall be deemed to constitute, as of the date of such request or acceptance, a representation and warranty by Borrower that the statements contained in paragraphs 2 and 3 above are true and correct (as modified in accordance therewith).

10.
No material change shall have occurred in the financial condition of Borrower, Guarantor or the Property, or in the financial condition of any Major Tenant, which would have, in Administrative Agent’s reasonable judgment, a material adverse effect on the Loan, the Property, or Borrower’s ability to perform its obligations under the Loan Documents.

11.
Any option of Planned Parenthood Federation of America, Inc. under that certain Lease, dated as of the date hereof, with respect to a portion of the Property, to terminate such Lease pursuant to Article 44 thereof shall have expired and no longer be enforceable by such tenant.

Exhibit B
(Form of Request for Advance)
[Letterhead of Borrower]
______________ ___, 201_

RE: Loan #

Premises: 123 William Street, New York, New York

To:	Capital One, National Association, as Administrative Agent, and the Lenders party to the Loan Agreement described below [Insert Administrative Agent’s address for Notices]

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated March 27, 2015 (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among ARC NYC123WILLIAM, LLC, a Delaware limited liability company (the “Borrower”), Capital One, National Association, as administrative agent (“Administrative Agent”) for the Lenders (as defined in the Loan Agreement).

This letter will serve to authorize and direct the Lenders to advance on ________ ___, 201__ a portion of the referenced loan in the aggregate amount of $____________ and disburse this amount into Account No.              at Capital One, National Association in the name of: ______________________.

This letter will also confirm that, to the best knowledge of the undersigned, (i) there exists no Event of Default (currently and after giving effect to the advance requested hereby) and (ii) the representations and warranties contained in the Loan Agreement and in all other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof.

Sincerely,
ARC NYC123WILLIAM, LLC,
a Delaware limited liability company

By:    New York City Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:    American Realty Capital New York City REIT, Inc.,
a Maryland corporation, its general partner

By:______________________________
Name:

Title:

Exhibit C
(Form of Compliance Certificate)
Financial Statement Date: , ____
To:    Capital One, National Association, as Administrative Agent, and the Lenders party to the Loan Agreement described below
Ladies and Gentlemen:
Reference is made to that certain Loan Agreement, dated [___________ ___], 20[__] (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), by and among [_______________] (the “Borrower”), Capital One, National Association, as administrative Agent (“Administrative Agent”) and the Lenders party thereto.
The undersigned, hereby certifies as of the date hereof that he/she is the [_____________] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on behalf of the Lenders on the behalf of Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Borrower has delivered the year-end consolidated financial statements of Borrower, required by Section 6.3.2 of the Loan Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Borrower has delivered the financial statements of Borrower required by Section 6.3.3 of the Loan Agreement for the fiscal quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.
3.    Borrower performed and observed all their obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Event of Default has occurred and is continuing.]
--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Event of Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ___________ ___, 201_.

ARC NYC123WILLIAM, LLC,
a Delaware limited liability company

By:    New York City Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:    American Realty Capital New York City REIT, Inc.,
a Maryland corporation, its general partner

By:______________________________
Name:
Title:

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
Statement Date: _________ ___, 20___

1.	Net Worth of Guarantor $_____________

2.	Liquidity of Guarantor $______________
3.    Debt Yield.                _____%

A.	Net Operating Income: $______________

B.	Total Indebtedness: $______________

4.    Loan-To-Value Ratio            _____%

A.	Principal Balance of Loan: $______________
B.    Appraised Value of the Property:                 $______________

Exhibit D
Form of Subordination, Non-disturbance and Attornment Agreement

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of this ______ day of ____________, 201__, by and among ARC NYC123WILLIAM, LLC, a Delaware limited liability company (“Landlord”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (as hereinafter defined) (in such capacity, together with its successors and assigns, hereinafter referred to as “Administrative Agent”), and [___________], a [___________], (“Tenant”).
RECITALS:
A.    Tenant has executed that certain Lease, dated as of __________ ___, 2015 (the “Lease”), with Landlord, as lessor, covering the premises described in the Lease consisting of

Exhibit C-1

certain space on the [___________], floor (the “Premises”) in that certain building located at 123 William Street, New York, New York (the “Property”) and more particularly described in Exhibit A attached hereto and made a part hereof by this reference; and
B.    Landlord, and certain lenders party thereto (the “Lenders”) have entered into that certain Loan Agreement dated as of March 27, 2015 pursuant to which the Lenders have made a loan to the Borrower secured by a mortgage encumbering the Property and an assignment of Landlord’s interest in the Lease (said mortgage and assignment, together with any amendments, renewals, increases, modifications, substitutions or consolidations of either of them, collectively, the “Security Instrument”) in favor of Administrative Agent; and
C.    Tenant and Administrative Agent desire to confirm their understanding with respect to the Lease and the Security Instrument, and to have Landlord confirm its agreement therewith.
NOW, THEREFORE, in consideration of the covenants, terms, conditions, and agreements contained herein, the parties hereto agree as follows:
The Lease and any extensions, modifications or renewals thereof, including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof, if any, is and shall continue to be subject and subordinate in all respects to the lien of the Security Instrument.
Tenant agrees to deliver to Administrative Agent, in the manner set forth in Paragraph 13 of this Agreement, a copy of any notice of default sent to Landlord by Tenant. If Landlord fails to cure such default within the time provided in the Lease, Administrative Agent shall have the right, but not the obligation, to cure such default on behalf of Landlord within thirty (30) calendar days after the time provided for Landlord to cure such default in the Lease has expired or, if such default cannot be cured within that time, within a reasonable period provided Administrative Agent is proceeding with due diligence to cure such default. In such event, then (i) Tenant shall not terminate the Lease while such remedies are being diligently pursued by Administrative Agent and (ii) Tenant shall not terminate the Lease on the basis of any default by Landlord which is incurable by Administrative Agent (such as, for example, the bankruptcy of Landlord or breach of any representation by Landlord), provided Administrative Agent is proceeding with due diligence to commence an action to appoint a receiver or to obtain title to the Property by foreclosure, deed in lieu of foreclosure, or otherwise (collectively, “Foreclosure”). Tenant hereby agrees that no action taken by Administrative Agent to enforce any rights of Administrative Agent under the Security Instrument or related security documents, by reason of any default thereunder (including, without limitation, the appointment of a receiver, any Foreclosure or any demand for rent under any assignment of rents or leases) shall give rise to any right of Tenant to terminate the Lease nor shall such action invalidate or constitute a breach of any of the terms of the Lease.
So long as Tenant is not in default after its receipt of written notice and the expiration of all applicable grace and cure period under the Lease, Administrative Agent shall not disturb Tenant’s possession and occupancy of the Premises during the term of the Lease.

1

If Administrative Agent or its nominee or designee, or another purchaser of the Property upon a Foreclosure (any such person or entity, a “Successor Owner”) succeeds to the interest of Landlord under the Lease, subject to Tenant’s performance of its obligations under the Lease, the Lease will continue in full force and effect. Thereupon, Successor Owner shall recognize the Lease and Tenant’s rights thereunder and Tenant shall make full and complete attornment to Successor Owner as substitute landlord upon the same terms, covenants and conditions as provided in the Lease, including, but not limited to, any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property as may be provided in the Lease. Notwithstanding the foregoing, Tenant agrees that any such option, right of first refusal or right of first offer to purchase the Property or any portion thereof, as may be provided in the Lease shall not apply to any Foreclosure, as defined herein, and shall not apply to the initial transfer of the Property by Successor Owner following such Foreclosure. In consideration of the foregoing, Administrative Agent agrees that any such option, right of first refusal or right of first offer shall not be terminated by any Foreclosure or conveyance of the Property by Successor Owner following such Foreclosure; rather, any such option, right of first refusal or right of first offer shall remain as an obligation of any party acquiring the Property following the initial conveyance of the Property by Successor Owner following such Foreclosure. Furthermore, Tenant expressly confirms to Administrative Agent that any acquisition of title to all or any portion of the Property pursuant to Tenant’s exercise of any option, right of first refusal or right of first offer contained in the Lease shall result in Tenant taking title subject to the lien of the Security Instrument.
Tenant agrees that, if Successor Owner shall succeed to the interest of Landlord under the Lease, Successor Owner shall not be:
liable for any prior act or omission of Landlord or any prior landlord or consequential damages arising therefrom except to the extent that liability or damages accrue during a period in which Successor Owner has succeeded to Landlord; or
subject to any offsets or defenses which Tenant might have as to Landlord or any prior landlord; or
required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which tenant has paid Landlord; or
bound by any amendments or modifications of the Lease made without Administrative Agent’s prior written consent unless Administrative Agent’s consent to such amendment or modification was not required pursuant to the Loan Agreement (as defined in the Security Instrument);
liable for refund of all or any part of any security deposit unless such security deposit shall have been actually received by Administrative Agent or Successor Owner;
required to make any repairs to the Property or the Premises required as a result of fire, or other casualty or by reason of condemnation unless the Successor Owner shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs;

2

obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, except for repairs, restoration and maintenance to the Property required by the Lease to be performed by Landlord, the need for which continues after the date the Successor Owner succeeds to Landlord’s interest in the Property; or
bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Successor Owner succeeded to Landlord’s interest.
Tenant agrees that, without the prior written consent of Administrative Agent in each case, Tenant shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof, or tender a surrender of the Lease (except in each case that, upon a default by Landlord under the Lease, Tenant may exercise its rights under the Lease after giving to Administrative Agent the notice and cure period required by this Agreement), (b) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, or (c) subordinate or permit the subordination of Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.
To the extent that the Lease shall entitle Tenant to notice of the existence of any Security Instrument and the identity of any mortgagee/beneficiary or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Administrative Agent.
Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Administrative Agent shall be entitled, but not obligated, to require that Tenant pay all rent under the Lease as directed by Administrative Agent, which payment shall, to the extent made, satisfy the obligations of Tenant under the Lease. Landlord agrees to hold Tenant harmless with respect to any such payments made by Tenant to Administrative Agent.
Without limiting any of the forgoing provisions of this Agreement, nothing in this Agreement shall impose upon Administrative Agent any liability for the obligations of Landlord under the Lease unless and until Administrative Agent takes title to the Property. Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor Owner shall acquire title to the Property or the portion thereof containing the Premises, Successor Owner shall have no obligation, nor incur any liability, beyond Successor Owner’s then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor Owner in the Property for the payment and discharge of any obligations imposed upon Successor Owner hereunder or under the Lease, and Successor Owner is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor Owner, Tenant shall look solely to the estate or interest owned by Successor Owner in the Property, and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor Owner.

3

Except as specifically provided in this Agreement, Administrative Agent shall not, by virtue of this Agreement, or become subject to any liability or obligation to Tenant under the Lease.
EACH OF TENANT, LENDER AND LANDLORD HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
The provisions of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The words, “Administrative Agent”, “Landlord” and “Tenant” shall include their respective heirs, legatees, executors, administrators, beneficiaries, successors and assigns.
Any notice, communication, request, reply or advise in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing, and unless it is otherwise in this Agreement expressly provided, may be given or be served by depositing the same in the United States mail, postpaid and registered or certified and addressed to the party to be notified, with return receipt requested, or in person to the party to be notified. Notice shall be effective only if and when received by the party to be notified for purposes of notice, the addresses of the parties shall be as follows (unless otherwise indicated in writing):

If to Administrative Agent:	Capital One, National Association 90 Park Avenue, 4th Floor New York, New York 10016 Attn: Commercial Real Estate Banking
With a copy of Administrative Agent’s notices to:	Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Attn: Jeffrey J. Temple, Esq.
If to Tenant:	[___________] [___________] [___________]
If to Landord: With a copy of Landlord’s notices to:	[___________] [___________] [___________] [___________] [___________] [___________]
This Agreement contains the entire agreement among the parties hereto and no modifications shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

4

This Agreement may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument.
This Agreement shall be construed in accordance with the laws of the State of New York.
[No further text on this page. Signature pages follow.]

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
TENANT:

STATE OF ____________    )
) ss.:
COUNTY OF __________    )

On the ____ day of _________________, 2015, before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument the individual or the person upon behalf of which the individual acted executed the instrument.
_________________________________
Notary Public

[Signatures continue on following page.]

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:    ________________________
    Name:
    Title:

STATE OF NEW YORK    )
) ss.:
COUNTY OF NEW YORK    )

On the ____ day of _______________, 2015, before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument the individual or the person upon behalf of which the individual acted executed the instrument.
_________________________________
Notary Public

[Signatures continue on following page.]

Acknowledged and accepted by:

LANDLORD:

STATE OF NEW YORK    )
) ss.:
COUNTY OF NEW YORK    )

On the ____ day of __________________, 2015, before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument the individual or the person upon behalf of which the individual acted executed the instrument.
_________________________________
Notary Public

[End of Signatures.]

EXHIBIT A
Legal Description of Property

Exhibit E
Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable Legal Requirements, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Approved Fund or an Affiliate of [identify Lender]]

3.	Borrower:

4.	Administrative Agent: Capital One, National Association, as administrative agent under the Loan Agreement

Exhibit E-1

5.	Loan Agreement: The (i) $__________ Loan Agreement, dated as of ______ __, 20___, among Borrower, the Lenders parties thereto, and Capital One, National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Loans Assigned	Amount of Unused Commitment Assigned	Percentage Assigned of Commitment and Loans
$	$	$	%
$	$	$	%
$	$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: ___________________________________
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: ___________________________________
Name:
Title:
Applicable Lending Office
Address for Notices:
Telephone No.: ( )
Telecopier No.: ( )
[Consented to and] Accepted:

Exhibit E-2

CAPITAL ONE, NATIONAL ASSOCIATION, as
Administrative Agent
By:____________________________________
Name:
Title:
[Consented to:]
[NAME OF BORROWER]
By:___________________________________
Name:
Title:

Exhibit E-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreements or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreements, (ii) it satisfies the requirements, if any, specified in the Loan Agreements that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreements as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreements, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreements, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.